UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

RELAY THERAPEUTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Securities Exchange Act of 1934 Rules 14a-6(i)(1) and 0-11

RELAY THERAPEUTICS, INC.

399 Binney Street, 2nd Floor

Cambridge, MA 02142

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To be held June 6, 2025

You are invited to attend the 2025 Annual Meeting of Stockholders, or Annual Meeting, of Relay Therapeutics, Inc., or the Company, which will be held online on June 6, 2025, at 2:00 p.m. Eastern Time. The Annual Meeting will be a virtual meeting, which will be conducted via live webcast. You will be able to attend the meeting online, vote electronically and submit questions by registering at www.proxydocs.com/RLAY prior to the deadline of June 4, 2025 at 5:00 p.m. Eastern Time.

The purpose of the Annual Meeting is the following:

1.
To elect two class II directors to our board of directors, to serve until the 2028 annual meeting of stockholders and until their successor has been duly elected and qualified, or until such director's earlier death, resignation or removal;
2.
To consider and act upon an advisory vote on the compensation of our named executive officers;
3.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.
To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Stockholders of record at the close of business on April 8, 2025, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You can find more information on each of the matters to be voted on at the Annual Meeting, including information regarding the nominees for election to our board of directors, in the accompanying proxy statement. Our board of directors recommends a vote "FOR" the election of each of the two nominees for class II directors; "FOR" the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the accompanying proxy statement; and "FOR" the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2025.

We are pleased to comply with the rules of the Securities and Exchange Commission that allow companies to distribute their proxy materials over the Internet under the "notice and access" approach. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice of Availability, instead of a paper copy of our proxy materials and our Annual Report for the fiscal year ended December 31, 2024, or the 2024 Annual Report. We plan to mail the Notice of Availability on or about April 23, 2025, and it contains instructions on how to access those documents and to cast your vote over the Internet. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you would like to receive a printed copy of our proxy materials, including our proxy statement, our 2024 Annual Report and a form of proxy card, free of charge, please follow the instructions on the Notice of Availability.

In order to attend the Annual Meeting virtually, you must register in advance at www.proxydocs.com/RLAY prior to the deadline of June 4, 2025 at 5:00 p.m. Eastern Time. You will be required to enter the control number provided in the Notice of Availability or the proxy card at www.proxydocs.com/RLAY. Beneficial owners of shares held in street name will need to register as well, and also follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares. Upon completing your registration, you will receive further instructions via email, including your unique link to access the Annual Meeting and to submit questions in advance of the Annual Meeting. Please see the "General Information" section of the proxy statement that accompanies this notice for more details regarding the logistics of the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person.

Your vote is important. Whether or not you are able to attend the Annual Meeting and vote your shares online during the meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting, by submitting your proxy over the Internet or by telephone as described in the instructions included in the Notice of Availability or by signing, dating and returning the proxy card.

By order of the Board of Directors,

/s/ Sanjiv K. Patel
Sanjiv K. Patel
President and Chief Executive Officer

Cambridge, Massachusetts

April 23, 2025

Table of Contents

Page
PROXY STATEMENT	1
GENERAL INFORMATION	2
PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS	7
CORPORATE GOVERNANCE	12
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	21
EXECUTIVE COMPENSATION	22
CEO PAY RATIO	49
pay versus performance	50
DIRECTOR COMPENSATION	55
PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	57
PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RELAY THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025	59
REPORT OF THE AUDIT COMMITTEE	61
EQUITY COMPENSATION PLAN INFORMATION	62
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	63
PRINCIPAL STOCKHOLDERS	64
HOUSEHOLDING	67
STOCKHOLDER PROPOSALS	67
OTHER MATTERS	67

RELAY THERAPEUTICS, INC.

399 Binney Street, 2nd Floor

Cambridge, MA 02142

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

to be held June 6, 2025

This proxy statement contains information about the 2025 Annual Meeting of Stockholders, or the Annual Meeting, of Relay Therapeutics, Inc., which will be held on June 6, 2025 at 2:00 p.m. Eastern Time. The Annual Meeting will be a virtual meeting, which will be conducted via live webcast. You will be able to attend the meeting online, vote electronically and submit questions by registering at www.proxydocs.com/RLAY prior to the deadline of June 4, 2025 at 5:00 p.m. Eastern Time. The board of directors of Relay Therapeutics, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms "Relay Therapeutics," the "Company," "we," "us," and "our" refer to Relay Therapeutics, Inc. The mailing address of our principal executive office is Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02142.

In order to attend the Annual Meeting virtually, you must register in advance at www.proxydocs.com/RLAY prior to the deadline of June 4, 2025 at 5:00 p.m. Eastern Time. You will be required to enter the control number provided in the Notice of Internet Availability of Proxy Materials, or Notice of Availability, or the proxy card at www.proxydocs.com/RLAY and beneficial owners of shares held in street name will need to register as well, and also follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares. Upon completing your registration, you will receive further instructions via email, including your unique link to access the Annual Meeting and to submit questions in advance of the Annual Meeting. Please see the "General Information" section of the proxy statement for more details regarding the logistics of the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect.

We made this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2024 available to stockholders on or about April 23, 2025.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 6, 2025:

This proxy statement and our 2024 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxydocs.com/RLAY.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Securities and Exchange Commission, or the SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are also available on the SEC’s website at www.sec.gov.

RELAY THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 23, 2025, we will begin mailing the Notice of Availability. Our proxy materials, including the Notice of the 2025 Annual Meeting of Stockholders, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker, bank or other nominee), a voting instruction form, and the 2024 Annual Report to Stockholders, or the 2024 Annual Report, will be mailed or made available to stockholders on the Internet on or about the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our proxy materials. Therefore, the Notice of Availability will be mailed to holders of record and beneficial owners of our common stock starting on or about April 23, 2025. The Notice of Availability provides instructions as to how stockholders may access and review our proxy materials, including the Notice of the 2025 Annual Meeting of Stockholders, this proxy statement, the proxy card and our 2024 Annual Report, on the website referred to in the Notice of Availability or, alternatively, how to request that a printed copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Availability also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by email on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice of Availability and our Notice of the 2025 Annual Meeting of Stockholders, this proxy statement and our 2024 Annual Report are available on our website, no other information contained on either website is incorporated by reference in, or considered to be a part of, this proxy statement.

Who is soliciting my vote?

Our board of directors is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 8, 2025.

How many votes can be cast by all stockholders?

There were 170,488,817 shares of our common stock, par value $0.001 per share, outstanding on April 8, 2025, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of April 8, 2025.

How do I vote?

If you are a stockholder of record, there are several ways for you to vote your shares.

•
By Internet. You may vote at www.proxypush.com/RLAY, 24 hours a day, seven days a week, by following the instructions at that site for submitting your proxy electronically. You will be required to enter the control number provided in the Notice of Availability or the proxy card. Votes submitted through the Internet must be received prior to the commencement of the Annual Meeting.
•
By Telephone. You may vote using a touch-tone telephone by calling (866) 834-5340, 24 hours a day, seven days a week. You will be required to provide the control number provided in the Notice of Availability or the proxy card. Votes submitted by telephone must be received prior to the commencement of the Annual Meeting.
•
By Mail. If you requested and received a printed copy of the proxy materials, you may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. Votes submitted through the mail must be received by June 5, 2025.
•
During the Annual Meeting. To vote during the live webcast of the Annual Meeting, you must first register in advance at www.proxydocs.com/RLAY prior to the deadline of June 4, 2025 at 5:00 p.m. Eastern Time. You will be required to enter the control number provided in the Notice of Availability or the proxy card. Upon completing your registration, you will receive further instructions via email, including your unique link to access the Annual Meeting. Please follow the instructions found on the Notice of Availability, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

If the Annual Meeting is adjourned or postponed, the deadlines above may be extended.

If you are a beneficial owner of shares held in "street name" by your broker, bank or other nominee, you should have received a voting instruction form with these proxy materials from your broker, bank or other nominee rather than from us. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares will depend on the voting processes of the broker, bank or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction form and any other materials that you receive from that organization. If you hold your shares of Relay Therapeutics’ common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by our board of directors on all matters presented in this proxy statement, and as the persons named as proxies in the proxy card may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How can I virtually attend the Annual Meeting?

To attend and participate in the Annual Meeting, stockholders will need to access the live webcast of the meeting. To do so, stockholders of record will need to visit www.proxydocs.com/RLAY and enter the control number provided in the Notice of Availability to pre-register for the Annual Meeting prior to the deadline of June 4, 2025 at 5:00 p.m. Eastern Time, and beneficial owners of shares held in street name will need to follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares.

The live webcast of the Annual Meeting will begin promptly at 2:00 p.m. Eastern Time on June 6, 2025. We encourage stockholders to login to this website and access the webcast before the Annual Meeting’s start time by following the instructions in the email received on the morning of the Annual Meeting. You should allow ample time in advance of the meeting.

Additionally, questions regarding how to attend and participate via the Internet can be answered by following the assistance instructions included at www.proxydocs.com/RLAY or by calling the phone number provided in the email received on the morning of the Annual Meeting.

If you wish to submit a question during the Annual Meeting, you may log into, and submit a question on, the virtual meeting platform using the unique link provided to you via email following the completion of your registration at www.proxydocs.com/RLAY and following the instructions there. Our Annual Meeting will be governed by the Annual Meeting’s Rules of Conduct, which will address the ability of stockholders to ask questions during the meeting and rules for how questions will be recognized and addressed. The Annual Meeting’s Rules of Conduct will be available on the webcast portal prior to the Annual Meeting.

How do I revoke my proxy?

If you are a stockholder of record, you may revoke your proxy by (i) following the instructions on the Notice of Availability and submitting a new vote by Internet, telephone or mail using the procedures described in the "How do I vote?" section above before the applicable deadline, (ii) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (iii) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our corporate secretary. Any written notice of revocation or subsequent proxy card must be received by our corporate secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our corporate secretary or sent to our principal executive offices at Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Amended and Restated Bylaws, or bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting.

Under the General Corporation Law of the State of Delaware, shares that vote "ABSTAIN" or "WITHHOLD" and "broker non-votes" will be counted as present at the meeting for purposes of determining whether a quorum exists for a meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

How is the vote counted?

Each holder of common stock is entitled to one vote for each share held by such stockholder as of the record date on each matter to come before the Annual Meeting, including the election of a director. Votes cast during the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Under our bylaws, any proposal, other than an election of directors, is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Fourth Amended and Restated Certificate of Incorporation, as amended, or our certificate of incorporation, or our bylaws. Abstentions and broker "non-votes" are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.

If your shares are held in "street name" by a broker, bank or other nominee, your broker, bank or other nominee is required to vote your shares according to your instructions. Under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, if you do not give instructions to your broker, bank or other nominee, the broker, bank or other nominee will still be able to vote your shares with respect to certain "routine" matters, but will not be allowed to vote your shares with respect to "non-routine" matters. Each of Proposal 1 and Proposal 2 is a "non-routine" matter. If you do not instruct your broker how to vote with respect to these proposals, your broker, bank or other nominee may not vote for these proposals, and those votes will be counted as broker "non-votes." Proposal 3 is a "routine" matter, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you. If all brokers exercise this discretionary authority, then no broker non-votes are expected to exist in connection with Proposal 3.

Proposal 1 – Election of Class II Directors

The two nominees for director to receive the highest number of votes "FOR" election will be elected as directors. This is called a plurality. Proposal 1 is considered a non-routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in "street name" and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 1. Shares held in "street name" by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes "FOR" or "WITHHOLD" from any nominee. As a result, such "broker non-votes" will have no effect on the voting on Proposal 1. You may:

•
vote "FOR" all nominees;
•
vote "FOR" any one of the nominees;
•
"WITHHOLD" your vote with respect to any one or more of the nominees; or
•
"WITHHOLD" your vote from all nominees.

Shares voting "WITHHOLD" will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Our board of directors recommends voting "FOR" the election of the two nominees as the class II directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2028.

Proposal 2 – Non-Binding Advisory Vote on Compensation of our Named Executive Officers

Our board of directors is holding a non-binding advisory vote regarding the compensation of our named executive officers, as described in the "Executive Compensation" section of this proxy statement, including the executive compensation tables and accompanying narrative disclosures therein.

To approve Proposal 2, a majority of the votes properly cast on the matter must vote "FOR" the proposal. Proposal 2 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 2. If you "ABSTAIN" from voting on Proposal 2, your shares will not be voted "FOR" or "AGAINST" the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such "broker non-votes" and abstentions will have no effect on the voting on Proposal 2.

Proposal 2 is non-binding. Because this vote is advisory and not binding on us, our board of directors or the compensation committee in any way, our board of directors and compensation committee may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from what is approved by our stockholders, but the compensation committee and board of directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Our board of directors recommends voting "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 3, a majority of the votes properly cast on the matter must vote "FOR" the proposal. Proposal 3 is considered a routine matter. Therefore, if your shares are held by your brokerage firm in "street name" and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your shares on Proposal 3. If you "ABSTAIN" from voting on Proposal 3, your shares will not be voted "FOR" or "AGAINST" the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, votes to "ABSTAIN" will have no effect on the outcome of Proposal 3. Any "broker non-votes" received will also have no effect on the outcome of Proposal 3.

Although stockholder approval of the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025, is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, the audit committee will reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.

Our board of directors recommends voting "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice of Availability and our proxy materials and soliciting votes. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, emails, or otherwise.

How may stockholders submit matters for consideration at an annual meeting?

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting were held in the preceding year, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2026 must also satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than December 24, 2025. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

How can I know the voting results?

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

Our board of directors currently consists of eight members. In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•
the class I directors are Sanjiv K. Patel, M.D. and Linda A. Hill, Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2027;
•
the class II directors are Alexis Borisy, Mark Murcko, Ph.D. and Laura Shawver, Ph.D., and their terms will expire at the Annual Meeting; and
•
the class III directors are Douglas S. Ingram, Sekar Kathiresan, M.D. and Jami Rubin, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares then entitled to vote in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Our board of directors has nominated Alexis Borisy and Mark Murcko, Ph.D. for election as the class II directors at the Annual Meeting. Each of the nominees are currently directors, and each has indicated a willingness to continue to serve as a director, if elected.

Our board of directors has determined that Laura Shawver, Ph.D. will not be nominated to stand for re-election when her current term expires at the Annual Meeting. As a result, Dr. Shawver's service as a director will end on the date of the Annual Meeting. Effective as of the Annual Meeting, Mark Murcko, Ph.D., if elected as a class II director at the Annual Meeting, will be appointed to the Audit Committee to replace Dr. Shawver.

The Nominating and Corporate Governance Committee Policies and Procedures for Director Candidates, or the Director Guidelines, provide that the value of diversity should be considered in determining director candidates as well as other factors such as a candidate’s character, judgment, skills, education, expertise and absence of conflicts of interest. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape in which we operate and adherence to high ethical standards. While our Director Guidelines do not specify assigned weights to particular criteria, our board of directors and nominating and corporate governance committee believe it is essential that members of our board of directors represent diverse viewpoints and that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to promote our strategic objectives and fulfill its responsibilities to our stockholders. Diversity includes race, ethnicity, age, and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience, scientific and academic expertise and personal backgrounds. Our Director Guidelines set forth the nominating and corporate governance committee’s commitment to actively seek out highly qualified diverse candidates, including women and minority candidates, for consideration when choosing director nominees. The composition of our board of directors currently includes five individuals who self-identify as (i) female, (ii) an underrepresented minority, or (iii) LGBTQ+ are defined as being diverse, as presented in the Board Diversity Matrix below.

Board Diversity Matrix

As of April 8, 2025
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American
Asian	—	2	—	—
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

In addition to the information presented below regarding each of our director's specific experience, qualifications, attributes and skills that our board of directors and the nominating and corporate governance committee considered in determining that he or she should serve as a director, we also believe that each of our directors has demonstrated business acumen, integrity and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors.

Nominees for Election as Class II Directors

The following table identifies our director nominees, and sets forth their principal occupation and business experience during the last five years and their ages as of April 8, 2025.

Name	Positions and Offices Held with the Company	Director Since	Age
Alexis Borisy	Chairperson and Director	2015	53
Mark Murcko, Ph.D.	Director	2016	65

Alexis Borisy has served as a chairperson of our board of directors since our founding in April 2015 and served as interim Chief Executive Officer of our company from January 2016 to February 2017. He is the co-founder and Chairman of Curie.Bio, a venture capital firm focused on helping entrepreneurial founders launch therapeutics companies. From June 2019 to August 2021, Mr. Borisy served as Chief Executive Officer of EQRx, Inc., a biotechnology company, and from June 2019 to November 2023, Mr. Borisy served as chairman of EQRx, Inc. From 2010 to June 2019, Mr. Borisy was a partner at Third Rock Ventures, a series of venture capital funds investing in life science companies. Mr. Borisy co-founded Blueprint Medicines Corporation, a biopharmaceutical company, and served as its Interim Chief Executive Officer from 2013 to 2014 and has served as a member of its board of directors since 2011. Mr. Borisy co-founded Foundation Medicine, Inc. and served as its Interim Chief Executive Officer from 2009 to 2011 and served as a member of its board of directors from 2009 to July 2018, until its acquisition by Roche. In addition, during the past five years, Mr. Borisy has served as a member of the board of directors of various public companies, including Revolution Medicines, Inc., Magenta Therapeutics, Inc. and Tango Therapeutics, Inc., and private companies, including Celsius Therapeutics, Nextech Invest, Ltd., Ropirio Therapeutics, Inc., Delphia Therapeutics, Parabilis Medicines and Sesame Therapeutics, Inc. Mr. Borisy is the Chairman of the Board of Trustees of the Boston Museum of Science, and he previously served as Chairman of the National Venture Capital Association. Mr. Borisy received an A.B. in Chemistry from the University of Chicago and an A.M. in Chemistry and Chemical Biology from Harvard University. We believe Mr. Borisy’s extensive experience as an executive of, and working with and serving on the boards of directors of, multiple biopharmaceutical and life sciences companies, his educational background and his experience working in the venture capital industry provide him with the qualifications and skills necessary to serve as a member of our board of directors.

Mark Murcko, Ph.D. is a co-founder of Relay Therapeutics and has served as a member of our board of directors since July 2016. Dr. Murcko was also our interim Chief Scientific Officer from February 2016 to December 2017. Since August 2020, Dr. Murcko has been serving as a member of the board of directors of Octant, Inc. and, since October 2021, has also served as Strategic Advisor thereof. Since August 2020, Dr. Murcko has been serving as a member of the board of directors of RADD Pharmaceuticals. Since August 2022, Dr. Murcko has been serving as a member of the board of directors of BioHybrid Solutions, Inc. Since July 2012, Dr. Murcko has been a senior lecturer in the Department of Biological Engineering at MIT. From November 2018 to July 2021, Dr. Murcko served as the Chief Innovation Officer of Dewpoint Therapeutics, Inc. and has been a member of the board of directors thereof since November 2018. Until November 2011, Dr. Murcko served as the Chief Technology Officer and chair of the scientific advisory board at Vertex Pharmaceuticals, Inc. and was responsible for the identification, validation and implementation of disruptive technologies across R&D. Dr. Murcko holds a B.S. in chemistry from Fairfield University and holds a Ph.D. in organic chemistry from Yale University. We believe Dr. Murcko’s significant experience in the healthcare and biotechnology industry qualify him to serve on our board of directors.

Vote Required and Board of Directors’ Recommendation

The nominees for class II director who receive the most votes (also known as a plurality) will be elected. You may vote either "FOR" all the nominees, "FOR" any one of the nominees, "WITHHOLD" your vote from all the nominees or "WITHHOLD" your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. If your shares are held in "street name" by a broker, bank or other nominee, your broker, bank or other nominee does not have authority to vote your unvoted shares held by the firm for the election of directors. As a result, any shares not voted by you will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.

The proposal for the election of directors relates solely to the election of class II directors nominated by our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF ALEXIS BORISY AND MARK MURCKO, PH.D. AS THE CLASS II DIRECTORS, TO SERVE FOR A THREE-YEAR TERM ENDING AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN 2028.

Directors Continuing in Office or Not Standing for Re-Election

The following table identifies our continuing directors or those not standing for re-election at this year's Annual Meeting, and sets forth their principal occupation and business experience during the last five years and their ages as of April 8, 2025.

Name	Position and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
Sanjiv K. Patel, M.D.	Director, President and Chief Executive Officer	2017	Class I – 2027	51
Linda A. Hill, Ph.D.	Director	2018	Class I - 2027	68
Laura Shawver, Ph.D.	Director	2017	Class II - 2025	67
Douglas S. Ingram	Director	2019	Class III - 2026	62
Sekar Kathiresan, M.D.	Director	2022	Class III - 2026	53
Jami Rubin	Director	2019	Class III - 2026	61

Class I Directors (Term Expires at the 2027 Annual Meeting of Stockholders)

Sanjiv K. Patel, M.D. has served as a member of our board of directors and as our President and Chief Executive Officer since March 2017. Dr. Patel also served as a member of the board of directors of Prothena Corporation plc from May 2021 to July 2023 and ARYA Sciences Acquisition Corp V from July 2021 to July 2023, both of which are public companies. Before joining our company, Dr. Patel served in various roles at Allergan, Inc. from 2006 to 2017. He most recently served as Allergan’s Executive Vice President, Chief Strategy Officer from March 2015 to March 2017 and previously as Corporate Vice President, Global Strategic Marketing and Global Health Outcomes from July 2013 to March 2015. Prior to this he was a management consultant at The Boston Consulting Group and practiced as a surgeon within the UK’s National Health Service. Dr. Patel holds a MBBS from University of London, a M.A. in Medical Sciences from the University of Cambridge, a MRCS from the Royal College of Surgeons of England, and an MBA from INSEAD. We believe Dr. Patel is qualified to serve as a member of our board of directors due to his extensive experience in the life sciences industry as well as an executive at various pharmaceutical companies.

Linda A. Hill, Ph.D. has served as a member of our board of directors since October 2018. Dr. Hill is the Wallace Brett Donham Professor of Business Administration and Faculty Chair of the Leadership Initiative at the Harvard Business School, where she joined the faculty in July 1984, and is the author of several leadership books and articles. Her research focuses on building innovative organizations and ecosystems and the role of the board in governing innovation. Dr. Hill is also a Founding Partner of Paradox Strategies, a leadership and advisory firm. From 2000 to October 2018, Dr. Hill served as a member of the board of directors of State Street Corp., a publicly traded company. Dr. Hill is also a member of the board of directors of Brigham and Women’s Hospital, the board of directors of Global Citizens Initiative, Inc., the board of trustees of the ArtCenter College of Design, the board of trustees of the Kresge Foundation and the Team8 Fintech Strategic Committee. She also serves on the Advisory Board of the Aspen Institute Business and Society Program, the Advisory Board for the California Institute for Telecommunications and Information Technology, the Advisory Board of Eight Inc., the Advisory Board for the Morgan Stanley Institute for Sustainable Investing and as a Commissioner for the National Association of Corporate Directors, Future of the American Boardroom. Dr. Hill holds a B.A. in psychology from Bryn Mawr College, and a M.A. in educational psychology and a Ph.D. in behavioral sciences from the University of Chicago. We believe Dr. Hill’s experience in leadership and organizational innovation provide her with the qualifications and skills necessary to serve as a member of our board of directors.

Class II Directors (Term Expires at the Annual Meeting)

Laura Shawver, Ph.D. has served as a member of our board of directors since March 2017. Dr. Shawver will not stand for re-election as a Class II director at the Annual Meeting. Since September 2022, Dr. Shawver has served as the President and Chief Executive Officer of Capstan Therapeutics, Inc., a privately held biotechnology company, and a member of its board of directors. From April 2020 until its acquisition by ARS Pharmaceuticals, Inc. in 2022, Dr. Shawver was President and Chief Executive Officer of Silverback Therapeutics, Inc., a publicly traded biotechnology company. Dr. Shawver has served as a member of the board of directors of ARS Pharmaceuticals, Inc. since November 2022. From November 2017 until its acquisition by Sanofi, Inc. in January 2020, Dr. Shawver served as the President and Chief Executive Officer of Synthorx, Inc., a publicly traded biotechnology company, and as a member of its board of directors. From March 2020 to June 2023, Dr. Shawver also served as a member of the board of directors of publicly-traded biotechnology company, Nkarta, Inc. She also serves as a member of the board of directors of Bright Peak Therapeutics and Dovetail Therapeutics, both of which are privately held biotechnology companies. Dr. Shawver previously served as Chief Executive Officer of Cleave Therapeutics, Inc., Entrepreneur in Residence for 5AM Ventures, Chief Executive Officer of Phenomix Corporation and President of Sugen, Inc. Dr. Shawver holds a B.S. in microbiology and a Ph.D. in pharmacology from the University of Iowa. Dr. Shawver’s extensive experience leading companies in the pharmaceutical industry qualifies her to serve on our board of directors.

Class III Directors (Term Expires at the 2026 Annual Meeting of Stockholders)

Douglas S. Ingram has served as a member of our board of directors since June 2019. Mr. Ingram has served as President and Chief Executive Officer of Sarepta Therapeutics, Inc., a publicly traded biotechnology company, and a member of its board of directors since June 2017. Mr. Ingram has also served as a member of the board of directors of Arrowhead Pharmaceuticals, Inc., a publicly traded company, since February 2025. From December 2015 until November 2016, he served as President and Chief Executive Officer of Chase Pharmaceuticals Corporation and as a member of its board of directors. Prior to joining Chase Pharmaceuticals, Mr. Ingram served as the President of Allergan, Inc. from July 2013 until it was acquired by Actavis in March 2015. At Allergan, he also served as President, Europe, Africa and Middle East from August 2010 to June 2013, and Executive Vice President, Chief Administrative Officer, and Secretary from October 2006 to July 2010. Mr. Ingram holds a B.S. from Arizona State University and a J.D. from the University of Arizona. We believe Mr. Ingram’s extensive experience leading large pharmaceutical companies provides him with the qualifications and skills necessary to serve as a member of our board of directors.

Sekar Kathiresan, M.D. has served as a member of our board of directors since July 2022. Dr. Kathiresan is a co-founder of Verve Therapeutics, Inc., a publicly traded biotechnology company, and has served as its Chief Executive Officer and a member of its board of directors since July 2019. Since September 2022, Dr. Kathiresan has served as a member of the board of directors of Maze Therapeutics, Inc., a public biotechnology company. Dr. Kathiresan is currently an honorary physician at Massachusetts General Hospital, or MGH, and was an assistant physician at MGH from July 2005 to September 2021. Dr. Kathiresan served as director of the MGH Center for Genomic Medicine from April 2016 to June 2019. He also served as director of the Cardiovascular Disease Initiative at The Broad Institute from 2015 to June 2019 as well as an Institute Member at The Broad Institute from July 2019 to September 2021. He is currently a lecturer in medicine at Harvard Medical School and was a professor of medicine at Harvard Medical School from June 2018 to July 2021. Dr. Kathiresan holds a B.A. in history from the University of Pennsylvania and an M.D. from Harvard Medical School. He completed his clinical training in internal medicine and cardiology at MGH and his postdoctoral research training in human genetics at the Framingham Heart Study and The Broad Institute. We believe Dr. Kathiresan’s extensive experience in medicine, including as a professor and practicing clinician, and the biotechnology industry, provides him with the qualifications and skills necessary to serve as a member of our board of directors.

Jami Rubin has served as a member of our board of directors since October 2019. Ms. Rubin recently joined Guggenheim Securities as a Senior Managing Director. From July 2023 to October 2024, Ms. Rubin served as Chief Financial Officer of Boundless Bio, Inc., a publicly traded biotechnology company, and since May 2023, Ms. Rubin has served as a venture partner at ARCH Venture Partners, a venture capital firm. From April 2021 to March 2023, Ms. Rubin served as Chief Financial Officer of EQRx, Inc., a biotechnology company. From May 2019 to April 2021, Ms. Rubin served as a partner at PJT Partners, a global advisory-focused investment bank. Prior to that, Ms. Rubin spent more than 25 years as an equity analyst following the pharmaceutical industry. Most recently, Ms. Rubin was an equity research analyst and then partner at Goldman Sachs managing the global healthcare research team from September 2008 to October 2018. Ms. Rubin holds a B.A. from Vassar College. Ms. Rubin’s extensive financial leadership in the life sciences industry and health care investment banking provide her with the experience and skills necessary to serve on our board of directors.

There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified in this proxy statement, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

CORPORATE GOVERNANCE

Director Nomination Process

The nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board of directors and as set forth in the Director Guidelines, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate. Our Director Guidelines provide that the value of diversity should be considered in determining director candidates as well as other factors such as a candidate’s character, judgment, skills, education, expertise and absence of conflicts of interest, as discussed in detail above in "Proposal 1 – Election of Class II Directors."

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our board of directors. The qualifications, qualities and skills that the nominating and corporate governance committee believes must be met by a committee recommended nominee for a position on our board of directors are as follows:

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Nominees should demonstrate high standards of personal and professional ethics and integrity.
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Nominees should have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
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Nominees should have skills that are complementary to those of the existing board of directors.
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Nominees should have the ability to assist and support management and make significant contributions to the Company’s success.
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Nominees should have an understanding of the fiduciary responsibilities that is required of a member of our board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Stockholder proposals should be addressed to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary. Assuming that biographical and background material has been provided on a timely basis in accordance with our bylaws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See "Stockholder Proposals" for a discussion of submitting stockholder proposals.

Director Independence

Applicable Nasdaq Stock Market LLC, or Nasdaq, rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an "independent director" if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including the source of compensation to the director, which includes any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that all members of our board of directors, except Sanjiv K. Patel, M.D., are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Dr. Patel is not an independent director under these rules because he is an executive officer of the Company.

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a research and development committee. Each of the audit committee, compensation committee, nominating and corporate governance committee and research and development committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. Each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, nominating and corporate governance committee and research and development committee is posted on the corporate governance section of our website, https://ir.relaytx.com/governance/documents-charters.

The table below shows current membership for each of the standing committees of our board of directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Jami Rubin*	Douglas S. Ingram*	Linda A. Hill, Ph.D.*	Mark Murcko, Ph.D.*
Alexis Borisy	Linda A. Hill, Ph.D.	Jami Rubin	Laura Shawver, Ph.D.
Laura Shawver, Ph.D.	Alexis Borisy	Sekar Kathiresan, M.D.

* Denotes committee chair.

Audit Committee

Jami Rubin, Alexis Borisy and Laura Shawver, Ph.D. serve on the audit committee, which is chaired by Jami Rubin. Dr. Shawver will not stand for re-election as a director when her current term expires at the Annual Meeting. As a result, Dr. Shawver’s service as a member of the audit committee will end on the date of the Annual Meeting and, if elected as a class II director at the Annual Meeting, Mark Murcko, Ph.D. will be appointed to the audit committee, effective as of the Annual Meeting. Our board of directors has determined that each member of the audit committee is "independent" for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Jami Rubin as an "audit committee financial expert," as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2024, the audit committee met four times. The audit committee’s responsibilities include:

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appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
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pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
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reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
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reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
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coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
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establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
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recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
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monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
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preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
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reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
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reviewing quarterly earnings releases; and
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reviewing and coordinating the oversight of our goals, policies, procedures and disclosures related to environment, social and governance, or ESG, matters, jointly with the nominating and corporate governance committee.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by the audit committee.

Compensation Committee

Douglas S. Ingram, Linda A. Hill, Ph.D. and Alexis Borisy serve on the compensation committee, which is chaired by Douglas S. Ingram. Our board of directors has determined that each member of the compensation committee is "independent" as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2024, the compensation committee met five times. The compensation committee’s responsibilities include:

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annually reviewing and approving the corporate goals and objectives to be considered by our board of directors in determining the compensation of our chief executive officer;
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evaluating the performance of our chief executive officer in light of such corporate goals and objectives, and based on such evaluation, recommending to our board of directors the compensation of our chief executive officer;

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determining and approving the cash compensation of our other executive officers;
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overseeing and administering our compensation and similar plans;
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reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
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retaining and approving the compensation of any compensation advisors;
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reviewing and approving the grant of equity-based awards, and reviewing and recommending to our board of directors the policies and procedures relating to such grants;
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reviewing and recommending to our board of directors the compensation of our non-employee directors;
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reviewing and assessing the results of the most recent stockholder advisory vote on the compensation of our named executive officers; and
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preparing the compensation committee report required by SEC rules to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

Linda A. Hill, Ph.D., Sekar Kathiresan, M.D. and Jami Rubin serve on the nominating and corporate governance committee, which is chaired by Linda A. Hill, Ph.D. Our board of directors has determined that each member of the nominating and corporate governance committee is "independent" as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2024, the nominating and corporate governance committee met three times. The nominating and corporate governance committee’s responsibilities include:

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developing and recommending to our board of directors criteria for board and committee membership;
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establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
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reviewing the composition of our board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
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identifying individuals qualified to become members of our board of directors;
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recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;
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reviewing and recommending to our board of directors appropriate corporate governance guidelines;
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overseeing the evaluation of our board of directors;
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reviewing and discussing with our board of directors corporate succession plans for our chief executive officer and other key officers; and
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reviewing and coordinating the oversight of our goals, policies, procedures and disclosures related to ESG matters, jointly with the audit committee.

The nominating and corporate governance committee considers candidates for board of director membership suggested by its members and our chief executive officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our board of directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading "Stockholder Proposals." The nominating and corporate governance committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading "Stockholder Proposals."

Our board of directors is responsible for filling vacancies on our board of directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. Our board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of our board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. In identifying potential candidates for director nominees, the nominating and corporate governance committee is required to include one or more qualified candidates who reflect diverse backgrounds, including diversity of gender and race or ethnicity, in its initial list for consideration for any vacancy on our board of directors. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for our board of directors’ approval to fill a vacancy or as director nominees for election to our board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.

Research and Development Committee

Mark Murcko, Ph.D., and Laura Shawver, Ph.D. serve on the research and development committee, which is chaired by Mark Murcko, Ph.D. Dr. Shawver will not stand for re-election as a director when her current term expires at the Annual Meeting. As a result, Dr. Shawver’s service as a member of the research and development committee will end on the date of the Annual Meeting. During the fiscal year ended December 31, 2024, the research and development committee met three times. The research and development committee’s responsibilities include reviewing and assessing personnel for our research and development programs and recommending key discovery and development strategies.

Board and Committee Meetings Attendance

The full board of directors met six times during 2024. During 2024, each member of our board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors (held during the period for which such person has been a director), and (ii) the total number of meetings held by all committees of our board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

Directors are responsible for attending the annual meeting of stockholders to the extent practicable. All of the members of our board of directors who were then directors attended our 2024 Annual Meeting of Stockholders.

Policy on Trading, Pledging, and Hedging of Company Stock

We have adopted an insider trading policy that governs the purchase, sale and other transactions in our securities by our directors, officers and employees, and other covered persons and is designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing rules, as applicable. It is our policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards when engaging in transactions in our securities. Our insider trading policy, among other things, prohibits our directors, officers, and employees from (a) engaging in (i) trading during special blackout windows; (ii) short sales; (iii) hedging transactions with respect to our securities; (iv) trading our securities as collateral in a margin account; and (v) pledging our securities as collateral; (b) trading in our securities while in possession of material, non-public information; (c) trading in securities of another company while in possession of material, non-public information obtained during the course of such person’s service to or employment by Relay Therapeutics; (c) disclosing material, non-public information about us to others who may trade on the basis of that information; and (d) disclosing material, non-public information about a company obtained during the course of such person’s service to or employment by Relay Therapeutics to others who may trade on the basis of that information. In addition, with regard to the Company trading in our own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits derivative transactions of our stock by our executive officers, directors and employees. Our insider trading policy expressly prohibits purchases of any derivative securities that provide the economic equivalent of ownership.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at https://ir.relaytx.com/governance/documents-charters. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure and Board’s Role in Risk Oversight

Board Leadership Structure

Currently, the role of chairperson of our board of directors is separated from the role of chief executive officer, and we plan to keep these roles separate. Dr. Patel serves as our President and Chief Executive Officer and Mr. Borisy serves as the chairperson of our board of directors. We believe that separating these positions allows our chief executive officer to focus on our day‑to‑day business, while allowing the chairperson of the board to lead our board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairperson, particularly as our board of directors’ oversight responsibilities continue to grow. While our bylaws and our corporate governance guidelines do not require that our chairperson and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk Oversight

Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property. Management is responsible for the day‑to‑day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our board of directors in overseeing the management of our risks is conducted primarily through committees of our board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. The audit committee oversees risk management activities related to financial and disclosure controls, related party transactions and cybersecurity risks; the compensation committee oversees risk management activities relating to our compensation policies and practices and human capital management; and the nominating and corporate governance committee oversees risk management activities relating to the composition of our board of directors and corporate governance. In addition, the nominating and corporate governance committee and the audit committee have joint oversight over our ESG efforts as discussed below in "—Our Environmental, Social and Governance Efforts". When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables our board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Environmental, Social and Governance Efforts

As we continue to progress as a company, we also strive to be good stewards of our environment and to have a positive impact on our stakeholders, which include our patients, our employees, our community, our stockholders and our vendors. Our management is committed to advancing various ESG initiatives across our organization and strategy early in our journey to guide our future efforts. The nominating and corporate governance committee as well as the audit committee have primary oversight over our ESG efforts. Our 2023 ESG Report, which provides disclosure in line with Sustainability Accounting Standards Board standards and select United Nations Sustainable Development Goals where we believe we have the most impact, is available on our website. Nothing on our website, including our ESG Report or sections thereof, shall be deemed incorporated by reference into this proxy statement or any other filing with the SEC.

Our Patients

Our mission is to bring life-changing medicines to patients with the hardest to treat diseases and to push the boundaries of what’s possible in drug discovery. In doing so, we believe that safeguarding the health and privacy of the patients who receive our investigational medicines is paramount, and we are committed to protecting these patients through clinical trial safety, product quality and supply chain integrity. We follow the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use/Good Clinical Practice principles and national and local regulations in designing and conducting our clinical trials. We ensure all protocols are approved by national and local bodies and all participants undergo thorough and informed consent processes ahead of any study procedures. Across clinical trials and product development, we utilize globally accepted good practices, or GxP, system of quality regulations and guidelines for life sciences organizations. We expect our own organization and every vendor we engage with to fully comply with the requirements of the relevant GxP. Our vendors are vetted, selected and monitored pursuant to our vendor selection and oversight process.

We have established a dedicated Patient Advocacy function responsible for championing the patient perspective and delivering strategic insights to support our patient-centric culture. For example, we utilize patient input to inform the design of clinical trial protocols with the goal of better addressing the needs of clinical trial participants and optimizing both enrollment and retention. Our goal is to provide access to our investigational therapies when it is appropriate for patients. Given the early stage of our development programs, we believe that participation in one of our clinical trials is the most appropriate way to access our investigational therapies and thus are not currently making them available through an expanded access program. However, we intend to continue to assess this approach and consider relevant factors such as accessibility, affordability, availability across markets and convenience for patients.

Our People and Community

We believe that our people are among our greatest assets and that a diverse and inclusive organization is more innovative and higher performing. We are not only focused on recruiting top talent from a diverse range of backgrounds, industries and experiences, but also on retaining, developing and promoting our current employees. For a more detailed discussion of our human capital resource management philosophy and efforts, please see "Item 1. Business — Human Capital Resources" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2024.

We also support our local community in the Boston and Cambridge, Massachusetts areas where our facilities are located. For example, we devote time and resources to a number of local outreach initiatives, including purchasing, packaging, and delivering care packages for homeless and disadvantaged members of the greater Boston area.

Our Environment

Our current operations are based in our facilities at 399 Binney Street and 60 Hampshire Street in Cambridge, Massachusetts, at which locations we have leased certain lab and office space. As set forth in our environment, health and safety policy, we are committed to the responsible management of hazardous and lab waste and have various initiatives to foster a more sustainable office and lab environment. We have also made it a priority to reduce our demand for energy and have established internal policies and practices focused on reducing energy across both of our sites. We also provide certain commuter benefits, including bike-to-work and public transportation subsidies, to help reduce carbon emissions.

Communication with the Directors of Relay Therapeutics

Any interested party with concerns about our company may report such concerns to our board of directors or the chairperson of our board of directors and nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Relay Therapeutics, Inc.

399 Binney Street, 2nd Floor

Cambridge, Massachusetts 02142

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. We have also established a toll-free telephone number for the reporting of such activity, which is (855) 662-7233.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table identifies our executive officers who are not directors, and sets forth their current positions at the Company and their ages as of April 8, 2025. Please refer above to "Proposal 1: Election of Class II Directors" for information about our President and Chief Executive Officer, Sanjiv K. Patel, M.D.

Name	Position Held with the Company	Age
Thomas Catinazzo	Chief Financial Officer	48
Donald Bergstrom, M.D., Ph.D.	President, Research & Development	53
Brian R. Adams	Chief Legal Officer	51
Peter Rahmer	Chief Corporate Development Officer	43

Thomas Catinazzo has served as our Chief Financial Officer since January 2022. Previously, Mr. Catinazzo served as our Senior Vice President, Finance from August 2020 to January 2022 and our Vice President, Finance from April 2018 to August 2020. From June 2013 to April 2018, Mr. Catinazzo held several roles of increasing responsibility in financial planning and analysis at Foundation Medicine, Inc., a biotechnology company. Mr. Catinazzo received his B.S. from Boston College.

Donald Bergstrom, M.D., Ph.D. has served as our President, Research & Development since January 2022. Previously, Dr. Bergstrom served as our Executive Vice President, Head of Research & Development from April 2018 to January 2022. Dr. Bergstrom has also served as a director of Cellectis S.A., a publicly traded biotechnology company, since June 2022 and Fusion Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from April 2021 to June 2024. Dr. Bergstrom previously served as Chief Medical Officer of Mersana Therapeutics, Inc., a publicly traded biotechnology company, from January 2014 through March 2018. Before that, Dr. Bergstrom served as Global Head of Translational Medicine at Sanofi Genzyme, Oncology from May 2010 through January 2014. Dr. Bergstrom holds a B.A. in biophysics from The Johns Hopkins University, an M.D. from the University of Washington, Seattle and a Ph.D. from the University of Washington – Fred Hutchinson Cancer Research Center.

Brian R. Adams has served as our Chief Legal Officer and Secretary since January 2022. Previously, Mr. Adams served as our General Counsel and Secretary from March 2018 to January 2022. Mr. Adams previously served as the Senior Vice President, General Counsel and Secretary at Keryx Biopharmaceuticals, Inc. from March 2014 to March 2018. Before joining Keryx, Mr. Adams served as General Counsel of Algeta ASA from March 2012 to March 2014 prior to its acquisition by Bayer AG. Mr. Adams holds a B.A. from Harvard University and a J.D. from the Catholic University of America’s Columbus School of Law.

Peter Rahmer has served as our Chief Corporate Development Officer since January 2022. Previously, Mr. Rahmer served as our Senior Vice President, Corporate Affairs and Investor Relations from January 2021 to January 2022, and our Vice President, Investor Relations from February 2020 to January 2021. Prior to joining our company, Mr. Rahmer was the founder and managing partner of Endurance Advisors, a biotech-focused investor relations and capital markets advisory firm. Prior to Endurance Advisors, he was a managing director at the Trout Group. Mr. Rahmer holds a B.A. in economics from St. Lawrence University and an MBA from the Rochester Institute of Technology.

The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified in this proxy statement, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee is responsible for reviewing and approving, or recommending for approval by our board of directors, the compensation of our named executive officers, including base salary, cash and equity incentive compensation levels, severance arrangements, change-in-control benefits and other forms of executive compensation. This committee is also responsible for evaluating our company’s performance against its goals and making related recommendations to our board of directors, assessing the performance of our named executive officers, and ensuring our compensation program is aligned with the objectives described below and competitive with those of other companies in our industry that compete with us for talent. This section discusses the principles underlying the compensation committee’s policies and decisions with respect to the compensation of our named executive officers.

For 2024, our named executive officers were as follows:

•
Sanjiv K. Patel, M.D., our President and Chief Executive Officer;
•
Thomas Catinazzo, our Chief Financial Officer;
•
Donald Bergstrom, M.D., Ph.D., our President, Research & Development;
•
Brian R. Adams, our Chief Legal Officer; and
•
Peter Rahmer, our Chief Corporate Development Officer.

The following discussion should be read together with the compensation tables and related disclosures set forth below.

Fiscal Year 2024 Performance Highlights and Achievement of 2024 Corporate Goals

We are a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies with the goal of bringing life-changing therapies to patients. As we believe we are among the first of a new breed of biotech created at the intersection of complementary techniques and technologies, we aim to push the boundaries of what’s possible in drug discovery. Our Dynamo® platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. Our initial focus is on enhancing small molecule therapeutic discovery in targeted oncology and genetic disease indications.

We have deployed our technology platform to build a pipeline of investigational medicines to address targets in precision medicine where there is clear evidence linking target proteins to disease and where molecular diagnostics can unambiguously identify relevant patients for treatment. We believe this approach will increase the likelihood of successfully translating a specific pharmacological mechanism into clinical benefit. We are advancing a pipeline of medicine candidates to address targets in precision oncology and genetic disease, including RLY-2608, our lead product candidate, which is further described below. In June 2024, we announced three new programs, including two genetic disease programs to address clinically and commercially validated targets in vascular malformations and Fabry disease, respectively, and an NRAS-selective inhibitor for NRAS-mutated solid tumors. We also have four additional active discovery stage programs across both precision oncology and genetic diseases. We are focused on using the novel insights derived from our approach to transform the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development and commercialization of our therapies.

We have made substantial progress towards our goal of bringing life-changing therapies to patients and achieved significant milestones towards the corporate goals we established for 2024, which are described below. We achieved these significant advancements, while maintaining a well-capitalized balance sheet and adapting our strategy to an evolving macro-environment and regulatory landscape.

Below is the list of the Company’s 2024 corporate goals, which were approved by our board of directors and considered by our management and the compensation committee in their respective assessment of the Company’s performance for 2024. As described in more detail below in "— Primary Elements of Executive Compensation — Annual Cash Incentives," based on an evaluation of our performance in 2024, upon the recommendation of the compensation committee, our board of directors determined that we achieved 100% of our corporate goals for 2024.

2024 Corporate Goals	Relative Weighting	Assessment of Actual Achievement for 2024 (% of Target Award)	Weighted Performance
Advance our lead precision oncology programs through clinical development with a focus on the highest value opportunities	50%	100%	50%
Maintain research productivity	20%	100%	20%
Augment our Dynamo® platform and capabilities	10%	100%	10%
Drive operational effectiveness	20%	100%	20%
Total	100%		100%

2024 Corporate Goals	Achievement
Advance our lead precision oncology programs through clinical development with a focus on the highest value opportunities (relative weighting 50%)

RLY-2608. RLY-2608 is the first known allosteric, pan-mutant and isoform-selective phosphoinostide 3 kinase alpha, or PI3Kα, inhibitor in clinical development and is the lead program in our efforts to discover and develop mutant selective inhibitors of PI3Kα. The first-in-human clinical trial for RLY-2608, or the ReDiscover Trial, is ongoing.

• Complete enrollment of dose expansion cohort(s) for RLY-2608 plus fulvestrant combination†
•
In 2024, we completed enrollment in our dose expansion portion of the ReDiscover Trial with RLY-2608 in combination with fulvestrant at our recommended Phase 2 dose, or RP2D, of 600mg twice daily, or BID, as well as 400mg BID. We then used the interim clinical data from the dose expansion to conduct an end of Phase 2 meeting with the U.S. Food and Drug Administration, or FDA, in the fourth quarter of 2024 to support initiation of our first Phase 3 clinical trial.

• Generate and disclose interpretable data from ReDiscover Trial at RP2D†
•
In September 2024, we announced interim clinical data for RLY-2608 with a data cut-off date of August 12, 2024, and in December 2024, we announced additional updated interim clinical data for RLY-2608 with a data cut-off date of November 4, 2024. We believe that, overall, while the clinical data from the ReDiscover Trial disclosed to date are preliminary, the data suggest differentiated interim efficacy and safety signals in the specified patient population, and support progressing RLY-2608 to our first Phase 3 clinical trial.

• Demonstrate combinability of RLY-2608 with one or more triplet combinations†
•
In the fourth quarter of 2023, we initiated a triplet combination arm with RLY-2608, fulvestrant and the CDK 4/6 inhibitor, ribociclib and continued to dose at biologically active doses over the course of 2024. In the fourth quarter of 2024, we initiated an additional triplet combination arm with RLY-2608, fulvestrant, and atirmociclib, Pfizer Inc.’s, or Pfizer’s , investigative selective-CDK4 inhibitor, pursuant to a clinical trial collaboration with Pfizer.

• Define non-oncology development path for PI3Kα franchise and ensure sufficient supply across clinical development plans†
•
In the second quarter of 2024, we announced our intention to advance RLY-2608 in vascular malformations, expanding our PI3Kα franchise to genetic disease. Over the course of 2024, we continued to ensure sufficient supply to enable execution of our clinical development plans through our first Phase 3 clinical trial.

Lirafugratinib (RLY-4008). Lirafugratinib, or RLY-4008, is a potent, selective and oral small molecule inhibitor of fibroblast growth factor receptor 2, or FGFR2. Lirafugratinib is currently being evaluated in a first-in-human clinical trial in patients with FGFR2-altered tumors, or the ReFocus Trial.

• Pursue strategic optionality for lirafugratinib†
•
In the first quarter of 2024, we closed enrollment for the ReFocus Trial to allow the relevant data to mature and inform our future clinical development decisions. In the fourth quarter of 2024, we entered into an exclusive global licensing agreement, or the Elevar Agreement, with Elevar Therapeutics, Inc., or Elevar, pursuant to which Elevar was granted global development and commercialization rights for lirafugratinib. Under the terms of the Elevar Agreement, Elevar assumed full responsibility for all further development activities, all subsequent clinical development, and global commercialization for FGFR2-driven cholangiocarcinoma, and FGFR2-altered other solid tumors. The Elevar license allows us to focus our resources on the remainder of our portfolio.

Maintain research productivity (relative weighting 20%)
• Nominate a development candidate in a specified number of our discovery stage programs*†	• We nominated the requisite number of development candidates to achieve this goal in 2024.
• Progress a specified number of programs in various stages of discovery throughout 2024*#
•
Over the course of 2024, we progressed multiple programs through discovery in precision oncology and genetic disease indications. In the second quarter of 2024, we announced discovery stage programs to address clinically and commercially validated targets in Fabry disease and an NRAS-selective inhibitor, and as of December 31, 2024, we had four additional active discovery stage programs across both precision oncology and genetic diseases.

Augment our Dynamo® platform and capabilities (relative weighting 10%)
• Optimize compound design using internally developed machine learning models and other platform technology and utilize platform capabilities to progress certain discovery stage efforts*†
•
In 2024, we continued to augment our experimental and computation tools internally. These tools include in-house automated chemical design, degrader design, and long timescale molecular dynamics and machine learning capabilities. These efforts have resulted in a highly integrated and productive platform that can be deployed in our research and development efforts primarily using internal resources.

Drive operational effectiveness (relative weighting 20%)
• Allocate resources and make certain prioritization decisions to maintain sufficient cash runway to enable the Company to execute on its research and development plans*#
•
In September 2024, we completed an underwritten public offering with net proceeds of $218.2 million, and as of December 31, 2024, we had cash, cash equivalents and investments of $781.3 million. In 2024, we managed our cash expenditures below our board-approved budget and substantially in line with our research and development plans, with a focus on our highest value opportunities. As our development organization continues to grow, we completed a series of changes to streamline our research organization, reallocate resources and reprioritize certain programs to keep our overall cash expenditures flat in preparation of the RLY-2608 Phase 3 clinical trial. We believe we are well-capitalized to fund our operating expenses and capital expenditure requirements into the second half of 2027.

• Identify and evaluate strategic opportunities to enhance the value of our platform and pipeline and continue external engagement*#
•
In the second quarter of 2024, we hosted a New Program and Platform Event during which we unveiled our vascular malformations, NRAS and Fabry disease programs and reviewed how our Dynamo Platform led to these discoveries. In the fourth quarter of 2024, we entered into the Elevar Agreement pursuant to which Elevar was granted global development and commercialization rights for lirafugratinib.

• Attract and retain top talent†
•
In 2024, we remained focused on recruiting top talent from a diverse range of backgrounds, industries and experiences, as well as retaining, developing and promoting our current employees. We maintain a robust onboarding program to ensure all new hires are grounded in our business and culture and we conduct periodic talent reviews to identify high performing and high potential talent within the organization. This data is used to inform specific development opportunities for current and future leaders, create leadership training opportunities, drive meaningful development conversations and enable succession planning for key roles.

• Operate effectively across two Cambridge offices.	• In 2024, we continued to operate multiple sites with continued system monitoring, scheduled maintenance and general facility upkeep and streamlining of critical office and lab processes.

____________

* These corporate goals include highly sensitive competitive data, including preclinical, clinical, regulatory and financial targets. We do not disclose the specific portions of these goals because we believe that such disclosure would result in competitive harm to us. We purposely set these goals at challenging levels. Revealing certain elements of these goals could potentially reveal insights about our preclinical, clinical, regulatory and strategic plans or objectives that our competitors or potential collaborators could use against us.

† These corporate goals were included in 2024 Performance Criteria (as defined in "—Long-Term Equity Incentive Compensation" below).

# A subset of these corporate goals were included in the 2024 Performance Criteria (as defined in "—Long-Term Equity Incentive Compensation" below).

Executive Compensation Program Overview

The compensation committee seeks to ensure that our executive compensation program is aligned with the interest of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive by incorporating a competitive mix of cash and equity compensation with a significant portion of total annual compensation being "at risk" based on individual and overall company performance as measured largely against preset objectives and our stock performance.

In 2024, a substantial portion of total compensation to our named executive officers was in the form of long-term equity incentive compensation. The following charts illustrate the portion of compensation attributable to the various key elements of our executive compensation program for our named executive officers in 2024.

Key elements of our executive compensation program include the following:

Compensation Element	Objective	Features
Base salary	To attract, motivate and retain highly skilled executive talent.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data.
Annual cash incentive compensation	To provide incentives that motivate and reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention.	Variable component of pay based on the achievement of annual corporate and individual goals, as applicable.
Long-term equity incentive compensation

To align executives’ interests with those of stockholders through long-term incentives linked to the achievement of specific performance, which we believe serves to enhance short- and long-term value creation for our stockholders, and promote retention.

Long-term compensation in the form of time-based and performance-based stock options and restricted stock units, which provides incentives for employee retention, drives performance and increased stockholder value and seeks to align executive and stockholder interests.

In addition to our direct compensation elements, the following features of our executive compensation program are designed to align with stockholder interests and market best practices:

What We Do	What We Don’t Do

☑ Maintain an industry-specific and size-appropriate peer group for benchmarking compensation

☑ Target compensation based on market norms

☑ Deliver executive compensation primarily through variable and at-risk pay

☑ Set challenging corporate goals

☑ Offer market-competitive benefits to executives that are consistent with the rest of our employees

☑ Consult with an independent compensation consultant on compensation levels and practices

☑ Use double trigger change-in-control protection for our executive officers

☒ Provide automatic or guaranteed annual salary increases, annual cash incentive payments or long-term equity incentive awards

☒ Allow hedging, pledging, short selling or margin calls of equity

☒ Backdating of equity incentive awards

☒ Offer excessive perquisites to our executive officers

☒ Provide supplemental executive retirement plans or special health and welfare benefits to our executive officers

☒ Tax gross-ups (unless they are provided pursuant to our standard relocation practice)

Compensation Objectives and Philosophy

The compensation committee believes that the most effective compensation program is one that rewards value creation for stockholders and progress towards achieving our mission and that promotes company performance. The objectives of our executive compensation program are to:

•
attract, motivate and retain highly skilled executive talent;
•
provide incentives that motivate and reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and
•
align executives’ interests with those of stockholders through long-term incentives linked to the company’s performance and appreciation of the stock price of our company, which we believe serves to enhance short- and long-term value creation for our stockholders.

To achieve its objectives, the compensation committee evaluates our executive compensation program with the goal of setting total compensation at levels that align with our total rewards strategy, size, development stage, compensation practices of peer biopharmaceutical companies and the talent market, including the availability of, and demand for, particular skills and expertise. Specifically, the compensation committee targets key elements of our executive compensation program as follows, which are described in more detail below in "— Primary Elements of Executive Compensation":

•
Base salaries: The compensation committee generally targets base salaries at the 50th percentile of our peer group, as discussed below, and seeks to ensure that such salaries reflect each executive’s level of experience, performance and responsibility and that such levels are competitive with those of other companies in our industry and region that compete with us for executive talent.
•
Annual cash incentive compensation: Our compensation program links a substantial portion of our named executive officers’ compensation to the achievement of certain specified corporate goals and individual performance. The compensation committee generally targets annual performance-based cash incentive compensation at the 50th percentile of our peer group.
•
Long-term equity incentive compensation: In addition, we provide a significant portion of our executive compensation in the form of stock options and restricted stock units, or RSUs, which primarily vest over time based on continued service. In 2023, we incorporated performance-based equity awards as part of our equity incentive program, which are comprised of stock options and RSUs that vest upon the achievement of a specified market condition. Additionally, in 2024, we updated the structure of performance-based RSUs to be earned in full or in part based on achievement of specified performance criteria, as determined by the compensation committee, instead of market conditions. We believe this equity incentive compensation helps to retain our executives, drives strong performance and increased stockholder value and aligns our executives’ interests with both company performance and the interests our stockholders by allowing them to participate in the longer-term success of our company as reflected in the appreciation of our stock price. When determining equity incentive compensation for our named executive officers, the compensation committee considers a variety of factors in comparison to our named peers, including the following: annual long-term incentive target values, annual equity awards expressed as a percentage of total shares outstanding, total annual and cumulative dilution, the retentive value of outstanding awards and total equity ownership and the equity compensation practices of other companies in our industry that compete with us for talent. Given the dynamic biopharmaceutical market, the compensation committee does not overemphasize any one perspective. Rather, the committee takes a holistic perspective, further considering the factors enumerated above, the achievement of our company goals and how that impacts total shareholder return when determining actual award levels for the named executive officers.

We believe that targeting overall compensation in this manner is necessary and appropriate in order to attract and retain the quality of talent we need to successfully grow our business, achieve our challenging goals, sustain strong performance, and seek to ensure that compensation levels are competitive with those of other companies against which we compete for talent. We also consider the use of additional incentives for the retention of our executive officers such as cash and equity retention awards, which are subject to continued employment. We believe this approach to overall compensation creates a strong alignment with stockholder value and encourages long-term value creation. However, any given individual employee’s compensation may vary from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and other qualifications, internal parity relative to similar positions within our company, and individual or company performance relative to performance goals and the peer group to ensure appropriate pay-for-performance alignment. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our named executive officers with a mix of short-term and long-term incentives to consistently encourage strong performance.

As a clinical-stage precision medicine company, the specific performance factors the compensation committee considers when determining the compensation of our named executive officers include initiation and progress of preclinical and clinical studies for our product candidates; key research and development achievements; maintaining the strong financial health of our company; establishment and maintenance of key strategic relationships and new business initiatives; and development of organizational capabilities to manage, protect and sustain our operational and strategic execution and growth. These performance factors are considered by the compensation committee and board of directors when making their determinations on our annual corporate goal achievement and are a critical component in the determination of annual cash and equity incentive awards for our executive officers. The compensation committee also considers certain market factors, such as our stock price, when making determinations specific to the performance-based equity awards conditioned upon such factors.

Governance of Executive Compensation Program

Role of the Compensation Committee and Board of Directors

Our board of directors and compensation committee annually review compensation for our executive officers. In determining executive base salaries, annual cash incentive compensation and long-term equity incentive compensation, the compensation committee and our board of directors consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, annual cash incentive compensation and/or equity incentive grants.

The compensation committee is responsible for determining the compensation for all executive officers other than our chief executive officer. Our board of directors, with the recommendation of the compensation committee, is responsible for determining the compensation of our chief executive officer. The compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executive officers other than the chief executive officer. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then sets the compensation for each executive officer other than the chief executive officer and recommends the compensation for the chief executive officer to our board of directors for approval. Our board of directors discusses the compensation committee’s recommendation and ultimately approves the compensation of our chief executive officer without members of management present.

Role of the Compensation Consultant

In fiscal year 2024, the compensation committee continued to retain the services of Aon’s Human Capital Solutions practice, a division of Aon plc, or Aon, as its external compensation consultant. Our board of directors and the compensation committee considered Aon’s input on certain compensation matters as they deemed appropriate. The compensation committee requires that its compensation consultants be independent of management and performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. The compensation committee has assessed the independence of Aon consistent with Nasdaq listing standards and has concluded that the engagement of Aon does not raise any conflict of interest.

Role of Management

The compensation committee works with our management, including our chief executive officer, in making compensation determinations. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters.

In addition, our chief executive officer reviews the performance of our other named executive officers multiple times throughout the year, including at the end of each year, based on our achievement of our corporate goals and each executive officer’s achievement of his or her functional and individual goals established for the year and his or her overall performance during that year. The compensation committee reviews our chief executive officer’s recommendations for base salary increases, annual cash incentive compensation, long-term equity incentive grants and any other compensation opportunities for our other named executive officers and considers our chief executive officer’s recommendations in determining such compensation.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, the compensation committee, using information provided by Aon, establishes a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•
companies whose number of employees, development stage, market capitalization, and tenure as a public company are similar, though not necessarily identical to ours;
•
companies with similar executive positions to ours;
•
companies against which we believe we compete for executive and employee talent; and
•
public companies generally based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our 2024 peer group, as approved by the compensation committee, was comprised of the following 24 companies:

Alector, Inc.	Deciphera Pharmaceuticals, Inc.(2)	Reata Pharmaceuticals, Inc.(4)
Allogene Therapeutics, Inc.	Denali Therapeutics, Inc.	Recursion Pharmaceuticals, Inc.
Arcus Biosciences, Inc.	Editas Medicine, Inc.	Revolution Medicines, Inc.(5)
Arvinas, Inc.	IGM Biosciences, Inc.	Sana Biotechnology, Inc.
Beam Therapeutics Inc.	Intellia Therapeutics, Inc.	Schrödinger, Inc.
Blueprint Medicines Corporation(1)	Iovance Biotherapeutics, Inc.	SpringWorks Therapeutics, Inc.
BridgeBio Pharma, Inc.	Kymera Therapeutics, Inc.	Vir Biotechnology, Inc.
CRISPR Therapeutics AG	Mirati Therapeutics, Inc. (3)	Zentalis Pharmaceuticals, Inc.

__

(1) Removed from our 2024 peer group to our 2025 peer group due to market capitalization.

(2) Acquired by ONO Pharmaceutical in June 2024.

(3) Acquired by Bristol-Myers Squibb Company in January 2024.

(4) Acquired by Biogen in September 2023.

(5) Removed from our 2024 peer group to our 2025 peer group due to market capitalization.

The compensation committee believes the compensation practices of our 2024 peer group provided us with appropriate compensation data for evaluating the compensation of our named executive officers. Notwithstanding any potential similarities we may have with our 2024 peer group, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions. The compensation committee and our board of directors generally target compensation for our executive officers at approximately the 50th percentile of our peer group and consider other criteria, including market factors, the experience level of the executive and the executive’s performance against established corporate and individual objectives, in determining variations to this general target range.

For purposes of compensation for fiscal year 2025, the compensation committee, with the advice of Aon, examined our 2024 peer group in light of macro changes across the biopharmaceutical and biotechnology industries. With reference to number of employees, development stage, market capitalization and other key business metrics, as well as whether the companies in our 2024 peer group experienced reduced growth or change in market capitalization, the compensation committee approved the following 22 companies as our 2025 peer group:

Alector, Inc.	Denali Therapeutics, Inc.	Sana Biotechnology, Inc
Allogene Therapeutics, Inc.	Editas Medicine, Inc.	Schrödinger, Inc.
Arcus Biosciences, Inc.	Erasca, Inc.*	SpringWorks Therapeutics, Inc.
Arvinas, Inc.	IGM Biosciences, Inc.	Tango Therapeutics, Inc.*
Beam Therapeutics Inc.	Intellia Therapeutics, Inc.	Vir Biotechnology, Inc.
BridgeBio Pharma, Inc.	Iovance Biotherapeutics, Inc.	Zentalis Pharmaceuticals, Inc
Cogent Biosciences, Inc.*	Kymera Therapeutics, Inc.
CRISPR Therapeutics AG	Recursion Pharmaceuticals, Inc

* Addition from our 2024 peer group to our 2025 peer group

2024 Say-On-Pay Advisory Vote on Executive Compensation and Stockholder Engagement

The compensation committee considered the results of our non-binding advisory vote on the compensation of our named executive officers conducted at our 2024 Annual Meeting of Stockholders, commonly known as a "Say-on-Pay" vote. As reported in our current report on Form 8-K, filed with the SEC on June 3, 2024, 59.9% of stockholders who voted on our "Say-on-Pay" proposal at our 2024 Annual Meeting of Stockholders expressed support for the compensation program offered to our named executive officers as disclosed in last year’s proxy statement.

The compensation committee is committed to keeping an open dialogue with our stockholders and we regularly engage in stockholder outreach to discuss business topics, seek feedback on our performance, and address other matters, including executive compensation. In furtherance of this commitment, we undertook robust stockholder engagement efforts in connection with our 2024 Annual Meeting of Stockholders to better understand how we can appropriately address any stockholder feedback with respect to our executive compensation program.

Over the course of 2024, we reached out to and offered engagement with stockholders holding a substantial majority of our outstanding shares to solicit their feedback on our executive compensation program and provide an opportunity for us to have a more in-depth discussion on our strategy. As part of this engagement, certain stockholders requested additional explanation about our executive compensation process, expressed opinions against off-cycle equity grants to executives and requested continued alignment of executive equity grants to performance. In furtherance of these discussions and as a result of this feedback, we have done the following:

•
Limited the 2025 annual equity grants to our named executive officers to stock options in an amount below the 50th percentile of our peer group. Compared to 2024, the fair market value of these 2025 equity grants decreased by approximately 71% with respect to our chief executive officer and by approximately 76% on average across our other named executive officers.
•
Provided in this proxy statement a more detailed explanation of the reasoning behind our long-term equity incentive awards granted over the course of the last three years.
•
In 2024 and 2025, we have not made, and do not intend to make, any off-cycle equity grants to our named executive officers.

We will continue to keep an open dialogue with our stockholders and consider the feedback we receive from our stockholders as well as the outcome of say-on-pay votes when making compensation decisions regarding our named executive officers in the future. Following our Annual Meeting, the next say-on-pay vote will be held at the 2026 Annual Meeting of Stockholders.

Primary Elements of Executive Compensation

The primary elements of our executive compensation program are base salary, annual cash incentives and long-term equity incentive awards. The compensation committee uses sound judgment to allocate long-term and short-term compensation for our named executive officers, in alignment with our pay-for-performance philosophy and the long-term interests of stockholders. After reviewing information provided by our compensation consultant and other relevant data, the compensation committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our named executive officers with both short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of incentive compensation to incentivize and reward performance based on specific annual performance goals. To further focus our executives on longer-term performance, we rely upon time-based equity awards that vest over a meaningful period of time as well as performance-based equity awards, with vesting contingent upon achievement of certain performance criteria or a certain market condition, thereby reinforcing stockholder value creation.

In addition, we provide our executives with benefits that are available to all employees, including medical, vision and dental insurance; life and disability insurance; medical and dependent care flexible spending accounts; a 401(k) plan; and an opportunity to invest in our company pursuant to our employee stock purchase plan. Finally, we offer our executives severance benefits upon an involuntary or constructive termination, as we believe such post-employment compensation protections are appropriate in light of similar benefits available to executive officers at companies in our peer group. We also offer our executives additional severance benefits in connection with change-in-control situations. We believe that reasonable and competitive change-in-control payments and benefits are an important part of an executive compensation program to attract and retain senior executives. We also believe such payments and benefits are in the best interests of our stockholders because they incentivize senior executives to continue to strive to achieve stockholder value in connection with change-in-control situations, particularly where the possibility of a change-in-control and the related uncertainty may lead to the departure or distraction of senior executives to the detriment of our company and our stockholders.

Base Salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by the compensation committee or board of directors, as applicable, taking into account each individual’s role, responsibilities, skills and experience. Base salaries for our named executive officers are reviewed annually by the compensation committee or board of directors, as applicable, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. However, on an annual basis, the compensation committee reviews and evaluates, with input from our chief executive officer, the need for adjustment of the base salaries of our executive officers (other than our chief executive officer), and the compensation committee reviews and evaluates, without input from our chief executive officer, the need for adjustment of the base salary of our chief executive officer, in each case, based on changes and expected changes in the scope of an executive officer’s responsibilities, including promotions, the individual contributions made by and performance of the executive officer during the prior year, our overall growth and development as a company and general salary or other market trends in our industry, among other factors.

The compensation committee (or, with respect to our chief executive officer, our board of directors) approved the following salary increases for each of our named executive officers based on a review of our 2024 peer group market data provided by Aon, macroeconomic factors such as inflation and the current compensation levels of our named executive officers.

Name	2023 Base Salary ($)	2024 Base Salary ($)	Increase (%)
Sanjiv K. Patel, M.D.	673,802	697,385	3.50%
Thomas Catinazzo	465,000	481,276	3.50%
Donald Bergstrom, M.D., Ph.D.	525,000	543,375	3.50%
Brian R. Adams	440,000	455,400	3.50%
Peter Rahmer	440,000	455,400	3.50%

With respect to 2025 base salary, the compensation committee (or, with respect to our chief executive officer, our board of directors) approved a 1.5% increase to our chief executive officer’s base salary and a 2.9% increase to the base salaries of our other named executive officers, compared to the 3.5% increase approved in 2024.

Annual Cash Incentive Compensation

Our board of directors has adopted a senior executive cash incentive bonus plan, or the executive bonus plan, which is an annual bonus program intended to reward our named executive officers for meeting objective or subjective performance goals for a fiscal year. The executive bonus plan provides for cash payments based upon the attainment of performance targets established by the compensation committee, which may relate to financial and operational measures or objectives, as well as individual performance objectives. Each executive officer who is selected to participate in the executive bonus plan will have a target bonus opportunity set for each performance period. We believe this executive bonus plan provides incentive that motivates and rewards achievement of performance goals that directly correlates to enhancement of stockholder value, consistent with our compensation philosophy. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be employed by the Company on the bonus payment date to be eligible to receive a bonus payment. Each of our named executive officers is eligible to participate in the executive bonus plan.

In December 2024, our management recommended to the compensation committee that our company’s performance against our 2024 corporate goals be assessed based on achievements against these goals during the year, which goals and achievements are discussed above under "— Fiscal Year 2024 Performance Highlights and Achievement of 2024 Corporate Goals". In light of the Company’s significant achievements in 2024, upon the recommendation of the compensation committee, our board of directors determined that our company achieved 100% of our 2024 corporate goals.

The compensation committee also evaluates the individual performance of our named executive officers, with the input of our chief executive officer in the case of the evaluation of our other named executive officers and makes recommendations to our board of directors with regard to the evaluation of our chief executive officer’s individual performance. Individual performance is taken into account for purposes of determining any positive or negative adjustments to an officer’s bonus for the applicable year. As described further below, 100% of our chief executive officer’s bonus is tied to the achievement of corporate objectives since our chief executive officer has ultimate operational responsibility for the overall performance of the company. Consistent with this evaluation process, the compensation committee assessed the performance of Dr. Patel in 2024 based on our relative achievement of our corporate goals as well as his leadership in driving the execution of our strategic plans. In addition, the compensation committee determined each of the other named executive officer’s performance in 2024 by considering each officer’s individual contributions to the completion of our corporate goals and the officer’s individual achievements in executing our strategy and respective functional objectives.

Based on corporate and individual performance, our board of directors approved, upon the recommendation of the compensation committee, the 2024 cash incentive payment for our chief executive officer, and the compensation committee approved the 2024 cash incentive payments for each of our other named executive officers, as follows:

Name	Target Award (% of 2024 Base Salary)	2024 Target Award Opportunity ($)	2024 Actual Cash Incentive Payment ($)	2024 Actual Cash Incentive Award Payment (% of 2024 Target Award Opportunity)
Sanjiv K. Patel, M.D.	60%	418,431	418,431	100%
Thomas Catinazzo	40%	192,510	192,510	100%
Donald Bergstrom, M.D., Ph.D.	45%	244,519	244,519	100%
Brian R. Adams	40%	182,160	182,160	100%
Peter Rahmer	40%	182,160	182,160	100%

Long-Term Equity Incentive Awards

In addition, long-term equity incentive awards provide a principal method for our executive officers to acquire a meaningful ownership interest in our company. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. We believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain employed at our company during the vesting period. We have also incorporated equity with performance-based vesting features in order to promote strong executive performance and increased stockholder value. Accordingly, the compensation committee and board of directors periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options and RSUs with time-based and/or performance-based vesting features.

Equity compensation represents the largest at-risk component of our named executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our named executive officers with those of our stockholders to achieve and sustain long-term stock price growth.

We have typically used equity incentive awards to compensate our executive officers in the form of initial grants in connection with the commencement of employment and on an annual basis as they continue their employment, with any initial equity awards typically granted upon commencement of employment and any annual equity awards typically granted in the first quarter of the year following the applicable performance period. We may also grant retention equity awards to executive officers from time to time separate from the annual equity grant process. None of our named executive officers are currently party to an employment agreement that provides for an automatic award of stock options, RSUs or performance-based stock awards.

Any stock options granted to our executive officers had an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Market on the date of grant and will expire ten years after the date of grant. Any RSUs granted to our executive officers will entitle the executive officer to one share of our common stock if and when the RSU vests. Our named executive officers are subject to our policy that requires any RSU holder to sell shares to cover certain income tax withholding obligations upon each vesting of RSUs.

Upon a termination of employment, vesting for any equity awards granted to executive officers will cease and option exercise rights will generally cease three months thereafter. In specified termination and change-in-control circumstances, certain equity awards held by our named executive officers are subject to accelerated vesting. See "—Employment, Severance and Change-in-Control Arrangements" below for further information.

In determining the size and type of the equity awards granted to our named executive officers, the compensation committee, with assistance from Aon, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, our company’s broader organizational equity needs and overall dilution, as well as industry and peer group benchmark data. The compensation committee also takes into account the total mix of components included in the various equity awards granted year over year, including award and equity type, vesting terms and fair market value. We evaluate our equity award program on an annual basis to ensure that it appropriately links to our long-term performance by aligning the interests of our executives and our stockholders, remains competitive with industry and peer benchmarks and is consistent with our overall equity needs and dilution levels.

Time-Based Equity Awards

Historically, the initial equity awards and annual equity awards granted to our named executive officers have consisted of a combination of stock options and/or RSUs at a fixed ratio, all of which are subject to time-based vesting conditions. In 2023 and 2024, we also granted performance-based equity awards as described below.

In 2024, time-based equity awards granted to our named executive officers consist of RSUs, which vest as to 50% of the shares underlying the RSUs on or around the first anniversary of the grant date, with the remaining shares underlying the RSUs vesting in four equal quarterly installments thereafter, subject to the named executive officer’s continued employment. Prior to 2024, the annual time-based equity awards granted to the named executive officers vest in equal quarterly installments over a four-year vesting period, subject to the named executive officer’s continued employment.

Additionally, the initial equity awards granted to executive officers upon the commencement of their employment vest as to 25% of the shares underlying the award on the first anniversary of the grant date and as to an additional 1/16th of the shares underlying the award quarterly thereafter, subject to the executive officer’s continued employment.

Performance-Based Equity Awards

Beginning in 2023, in addition to time-based equity awards, we incorporated certain performance-based vesting features as part of our equity incentive compensation program, and in connection therewith, the compensation committee has granted our named executive officers a combination of time-based and performance-based equity awards as part of their annual equity awards. The compensation committee decided to grant performance-based equity awards in addition to the time-based awards in consideration of the importance of maintaining a high-performing and stable executive team to lead the company in further advancing our programs and aligning executive compensation with stockholder value. The compensation committee believes that the addition of the performance-based equity reinforces strong executive performance and retention in a competitive employment market, while remaining consistent with peer group practices.

In 2023, the performance-based equity awards granted to our named executive officers consisted of a combination of options and RSUs with respect to the named executive officers other than our chief executive officer, and only performance-based stock options for our chief executive officer. The 2023 performance-based equity awards are only eligible to vest if our stock price is at least $35.00 per share for at least fifteen consecutive trading days on or prior to January 17, 2026. We believe that this performance-based vesting feature further drives performance and increases stockholder value by directly tying the award to the value of our common stock. As of the date of this proxy statement, this performance condition has not been met and thus, none of the 2023 performance-based equity awards have vested.

In 2024, the performance-based equity awards granted to our named executive officers consist of performance-based RSUs, which are earned in full or in part based on the achievement of a subset of our corporate goals for 2024, or the 2024 Performance Criteria. For more information regarding our corporate goals for 2024 and the goals included in the 2024 Performance Criteria, see the description above under the subsection entitled "─Fiscal Year 2024 Performance Highlights and Achievement of 2024 Corporate Goals." Each performance-based RSU may be earned between 0% and 100%, based on the corresponding level of achievement of the 2024 Performance Criteria. To the extent that such performance criteria are achieved, earned RSUs vest as to 50% of the shares underlying the RSUs on the business day following the date that our compensation committee determines achievement of such performance criteria, and the remaining shares underlying the RSUs vest in four equal quarterly installments thereafter, subject to continued employment by the named executive officer.

The compensation committee purposely set the 2024 Performance Criteria at challenging levels. To the extent that some or all of the 2024 Performance Criteria were not achieved, the corresponding amount of RSUs would be forfeited. The compensation committee determined that tying the 2024 performance-based equity awards to the 2024 Performance Criteria further motivates our named executive officers to drive organizational achievement of our corporate goals and, together with the corresponding time-based vesting schedule for earned RSUs, aligns the interests of our executive officers with those of our stockholders. In the first quarter of 2025, the compensation committee determined that the 2024 Performance Criteria were achieved at 98% for each of the named executive officers. In determining the level of achievement of the 2024 Performance Criteria relative to the company’s achievement of our corporate goals for 2024, the compensation committee took into account that only a subset of our 2024 corporate goals were included in the 2024 Performance Criteria. This resulted in slightly more weight being given to any partially achieved or unachieved goals within the 2024 Performance Criteria compared to our 2024 corporate goals, which when viewed holistically, were achieved at 100%.

The table below sets forth the number of time-based and performance-based equity awards granted to our named executive officers in 2024.

	2024 Equity Awards
Name	Time-Based RSUs (# Shares)	Performance-Based RSUs (# Shares)
Sanjiv K. Patel, M.D.	762,360	339,250
Thomas Catinazzo	200,000	141,980
Donald Bergstrom, M.D., Ph.D.	300,000	180,000
Brian R. Adams	200,000	141,980
Peter Rahmer	200,000	141,980

As discussed in "—2024 Say-On-Pay Advisory Vote on Executive Compensation and Stockholder Engagement" above, in 2025, the annual equity grant to our named executive officers was limited to stock options only and the aggregate value of such awards is lower than the 50th percentile of our peer group. Compared to 2024, the fair market value of these 2025 equity awards decreased by approximately 71% with respect to our chief executive officer and by approximately 76% on average across our other named executive officers. When viewed collectively from 2023 to 2025, we believe our annual equity grants to our named executive officers provide a balance that appropriately aligns the interests of our executives and stockholders by promoting executive retention,while furthering the development of our pipeline and other related business and market-based objectives.

Other Benefits

Other compensation to our executives consists primarily of the broad-based benefits we offer to all regular full-time employees. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees. We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees, including our named executive officers. We may offer cash retention awards to our employees, including our named executive officers, for long-term retention, and consider various factors, including the availability of, and demand for, particular knowledge, skills and expertise.

401(k) Plan. We maintain a tax‑qualified 401(k) retirement plan for eligible employees in the United States, including our named executive officers. Plan participants are able to defer eligible compensation subject to applicable annual Internal Revenue Code, or the Code, limits. We provide an employer-matching contribution of up to 4.0% of eligible compensation that a participant elects to defer. Matching contributions are 100% vested when contributed. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to employees until distributed from the 401(k) plan.

Health and Welfare Benefits. All of our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental and vision insurance, medical and dependent care flexible spending accounts and group life and disability insurance, on the same basis as other employees. We also offer commuting benefits and paid time off benefits including vacation, sick time and holidays.

Employee Stock Purchase Plan. Pursuant to our 2020 Employee Stock Purchase Plan, employees, including our named executive officers, have an opportunity to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. Our 2020 Employee Stock Purchase Plan is designed to qualify as an "employee stock purchase plan" under Section 423 of the Code. The purpose of our 2020 Employee Stock Purchase Plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders.

Perquisites. We do not provide perquisites or personal benefits to our named executive officers.

Severance Benefits. We are party to employment agreements with each of our named executive officers, which in certain cases, provide for limited severance benefits and payments upon qualifying terminations. A description of these arrangements is set forth under the subsection titled "— Employment, Severance and Change-in-Control Arrangements" below, and information on the estimated payments and benefits that our named executive officers would have been eligible to receive as of December 31, 2024, is set forth in the subsection titled "— Employment, Severance and Change-in-Control Arrangements — Potential Payments Upon Termination or Change-in-Control" below.

Retention Agreements. We have entered into retention agreements with each of Dr. Bergstrom and Mr. Rahmer. A description of each of these agreements is set forth under the subsection titled "— Employment, Severance and Change-in-Control Arrangements" below.

Compensation Policies and Practices

Anti-Hedging and Pledging Policy. Our insider trading policy expressly prohibits all of our employees, including our named executive officers, as well as our directors, from engaging in speculative transactions in our stock, including buying our securities on margin, borrowing against our securities held in a margin account, engaging in short sales of our securities, and buying or selling derivatives on our securities. Our insider trading policy generally prohibits all of our employees, including our named executive officers, as well as our directors, from pledging our securities as collateral for a loan, other than as may be allowed in certain exceptional and limited circumstances. To date, no such requests have been made or approved.

Equity Grant Timing. We generally grant annual equity awards, including stock option grants to our executive officers (as applicable), in January of each year. In addition, new hires receive stock option grants at the time of their hiring. During 2024, the compensation committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, we did not grant stock options to our named executive officers during any period beginning four business days before and ending one business day after the filing or furnishing of a Form 10-Q, 10-K or 8-K that discloses material nonpublic information. As mentioned above in “—2024 Say-On-Pay Advisory Vote on Executive Compensation and Stockholder Engagement,” based on stockholder feedback, in 2024 and 2025, we have not made, and do not intend to make, any off-cycle equity grants to our named executive officers.

No Tax Gross-ups. We do not provide for any tax gross-up payments to our named executive officers.

Accounting Considerations. We account for equity compensation paid to our employees under the rules of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ACS Topic 718, which rules require us to estimate and record an expense over the service period of any such award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

Tax Considerations for Deductibility of Executive Compensation. Section 162(m) of the Code, or Section 162(m), generally limits to $1 million the deduction that a public company could claim in any tax year with respect to compensation paid to anyone serving as the chief executive officer, the chief financial officer, and the top three other most highly compensated officers, and once an executive becomes a "covered employee" under Section 162(m), the individual will continue to be a "covered employee" as long as he or she remains employed by the company. In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, to maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible. The compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Taxation of "Parachute" Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not satisfy the requirements of Section 409A of the Code. We have not agreed to provide any executive officer, including any named executive officers, with a "gross-up" or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G, 4999 or 409A of the Code.

Compensation Recovery Policy. In accordance with the requirements of the SEC and Nasdaq listing rules, the compensation committee adopted a compensation recovery policy, or clawback policy, as of September 29, 2023. The clawback policy provides that in the event we are required to prepare a restatement of financial statements due to material noncompliance with any financial reporting requirement under securities laws, we will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer during the three-year period preceding the date that the restatement was required if such compensation exceeds the amount that the executive officers would have received based on the restated financial statements.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our named executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our named executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth information regarding total compensation, for service rendered in all capacities, earned by or paid to each of our named executive officers during the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sanjiv K. Patel, M.D.	2024	697,385	—		11,963,485	—	418,431	—	13,079,301
President and Chief Executive Officer	2023	673,802	—		—	18,692,755	404,281	—	19,770,838
	2022	641,716	—		—	7,095,094	385,030	—	8,121,840
Thomas Catinazzo	2024	481,276	—		3,713,903	—	192,510	13,305	4,400,994
Chief Financial Officer	2023	465,000	—		1,855,945	2,699,210	186,000	12,994	5,219,149
	2022	420,000	—		800,323	1,057,117	168,000	11,825	2,457,265
Donald Bergstrom, M.D., Ph.D.	2024	543,375	600,000	(5)	5,212,800	—	244,519	12,703	6,613,397
President, Research & Development	2023	525,000	600,000	(5)	2,931,929	4,272,790	236,250	7,094	8,573,063
	2022	500,000	—		1,323,681	1,748,402	200,000	11,255	3,783,338
Brian R. Adams	2024	455,400	—		3,713,903	—	182,160	13,800	4,365,263
Chief Legal Officer	2023	440,000	—		1,588,054	2,295,006	176,000	11,715	4,510,775
	2022	420,000	—		800,323	1,057,117	168,000	10,534	2,455,974
Peter Rahmer	2024	455,400	600,000	(6)	3,713,903	—	182,160	12,173	4,963,636
Chief Corporate Development Officer	2023	440,000	—		3,554,966	2,600,863	176,000	10,617	6,782,446
	2022	400,000	—		800,323	1,057,117	160,000	10,517	2,427,957

(1)
The amounts reflect the aggregate grant date fair value of the time-based and performance-based RSUs awarded during the applicable year, computed in accordance with SEC rules and/or the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, as applicable, based on the probable level of achievement of any performance conditions. These amounts reflect the aggregate grant date fair value for RSUs and do not correspond to the actual economic value that may be received by the named executive officer upon settlement of the RSUs or any sale of any of the underlying shares of common stock. See Note 8 to our consolidated financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2024 regarding certain assumptions we made in determining the fair value of equity awards. For the performance-based RSUs awarded in 2023 and 2024, the probable level of achievement of the performance conditions is maximum achievement for purposes of determining the applicable grant date fair value. The performance-based RSUs awarded in 2023 will only be eligible to vest if our stock price is at least $35.00 per share for at least fifteen consecutive trading days on or prior to January 17, 2026. As of the date of this proxy statement, this performance condition has not been met.
(2)
The amounts reflect the aggregate grant date fair value of time-based and performance-based stock options awarded during the applicable year, computed in accordance with SEC rules and/or the provisions of FASB ASC Topic 718, as applicable, based on the probable level of achievement of any performance conditions. These amounts reflect the accounting grant date fair value for stock options and do not correspond to the actual economic value that may be received by the named executive officer upon any exercise of the stock options or any sale of any of the underlying shares of common stock. See Note 8 to our consolidated financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2024 regarding certain assumptions we made in determining the fair value of equity awards. For performance-based stock options awarded in 2023, the probable level of achievement of performance conditions is maximum achievement for purposes of determining the applicable grant date fair value. The performance-based stock options awarded in 2023 will only be eligible to vest if our stock price is at least $35.00 per share for at least fifteen consecutive trading days on or prior to January 17, 2026. As of the date of this proxy statement, this performance condition has not been met.
(3)
The amounts represent actual bonuses earned for performance during the applicable year by our named executive officers based upon the achievement of our corporate objectives for such year, as described under "— Primary Elements of Executive Compensation — Annual Cash Incentive Compensation."
(4)
The amounts reported reflect matching contributions to our 401(k) plan.
(5)
Represents a cash retention bonus paid to Mr. Bergstrom pursuant to his retention agreement. See "— Employment, Severance and Change-in-Control Arrangements— Retention Agreement with Donald Bergstrom, M.D., Ph.D."
(6)
Represents a cash retention bonus paid to Mr. Rahmer pursuant to his retention agreement. See "— Employment, Severance and Change-in-Control Arrangements— Retention Agreement with Peter Rahmer."

Grants of Plan-Based Awards for Fiscal Year 2024

The following table sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 31, 2024 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received:

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Sanjiv K. Patel, M.D.	Annual Cash Incentive		418,431	—	—	—
	Time-Based RSUs	1/16/2024	—	—	762,360	8,279,230
	Performance-Based RSUs	1/16/2024	—	339,250	—	3,684,255
Thomas Catinazzo	Annual Cash Incentive		192,510	—	—	—
	Time-Based RSUs	1/16/2024	—	—	200,000	2,172,000
	Performance-Based RSUs	1/16/2024	—	141,980	—	1,541,903
Donald Bergstrom, M.D., Ph.D.	Annual Cash Incentive		244,519	—	—	—
	Time-Based RSUs	1/16/2024	—	—	300,000	3,258,000
	Performance-Based RSUs	1/16/2024	—	180,000	—	1,954,800
Brian R. Adams	Annual Cash Incentive		182,160	—	—	—
	Time-Based RSUs	1/16/2024	—	—	200,000	2,172,000
	Performance-Based RSUs	1/16/2024	—	141,980	—	1,541,903
Peter Rahmer	Annual Cash Incentive		182,160	—	—	—
	Time-Based RSUs	1/16/2024	—	—	200,000	2,172,000
	Performance-Based RSUs	1/16/2024	—	141,980	—	1,541,903

(1)
The amounts represent the target award opportunity payable to each named executive officer under our executive bonus plan as described under "— Primary Elements of Executive Compensation — Annual Cash Incentive Compensation" above. The actual amounts paid to each named executive officer for 2024 are provided in the "Summary Compensation Table." As there are no threshold amounts or no maximum limit with respect to these annual cash incentive payments, the columns "Threshold ($)" and "Maximum ($)" are inapplicable and therefore have been omitted from this table.
(2)
Consists of the RSUs granted under our 2020 Stock Option and Incentive Plan that are subject to performance-based vesting conditions, as described in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End Table" below. As there are no threshold amounts or no maximum limit with respect to these performance-based RSUs, the columns "Threshold (#)" and "Maximum (#)" have been omitted from this table and the amounts in the "Target (#)" column assume full achievement of the 2024 Performance Criteria.
(3)
Consists of the RSUs granted under our 2020 Stock Option and Incentive Plan that are subject to time-based vesting conditions, as described in the footnotes to the "Outstanding Equity Awards at Fiscal Year-End Table" below.
(4)
The amounts for the time-based and performance-based RSUs reflect the aggregate grant date fair value of RSUs awarded in 2024, computed in accordance with SEC rules and/or the provisions of FASB ASC Topic 718, as applicable, based on the probable level of achievement of any performance conditions. We have assumed the probable level of achievement to be maximum achievement for purposes of determining the applicable grant date fair value. These amounts reflect the aggregate grant date fair value for the RSUs and do not correspond to the actual economic value that may be received by the named executive officer upon settlement of the RSUs or any sale of any of the underlying shares of common stock. See Note 8 to our consolidated financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2024 regarding certain assumptions we made in determining the fair value of equity awards.

Outstanding Equity Awards at Fiscal Year-End 2024

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers on December 31, 2024. All equity awards granted prior to 2021 set forth in the table below were granted under our 2016 Stock Option and Grant Plan and all equity awards granted in 2021 and thereafter set forth in the table below were granted under our 2020 Stock Option and Incentive Plan.

Name	Grant Date	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that have not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that have not Vested ($)(2)
Sanjiv K. Patel, M.D.	4/23/2019	4/23/2019	(3)	482,073	—	—	5.04	4/22/2029	—	—	—	—
	3/2/2020	6/23/2020	(3)	188,451	—	—	5.22	3/1/2030	—	—	—	—
	3/2/2020	12/11/2020	(3)	565,353	—	—	5.22	3/1/2030	—	—	—	—
	3/26/2021	3/26/2021		304,687	20,313	—	34.25	3/25/2031	—	—	—	—
	1/27/2022	1/27/2022		362,408	164,732	—	20.38	1/26/2032	—	—	—	—
	1/17/2023	1/17/2023		306,985	394,695	—	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023	(4)	—	—	701,680	20.45	1/16/2033	—	—	—	—
	1/16/2024	1/16/2024	(5)	—	—	—	—	—	762,360	3,140,923	—	—
	1/16/2024	1/16/2024	(6)	—	—	—	—	—	—	—	339,250	1,397,710
Thomas Catinazzo	4/23/2019	4/23/2019	(3)	56,323	—	—	5.04	4/22/2029	—	—	—	—
	3/2/2020	6/23/2020	(3)	39,369	—	—	5.22	3/1/2030	—	—	—	—
	3/2/2020	12/11/2020	(3)	23,994	—	—	5.22	3/1/2030	—	—	—	—
	3/26/2021	3/26/2021		29,756	1,984	—	34.25	3/25/2031	—	—	—	—
	3/26/2021	3/26/2021		—	—	—	—	—	992	4,087	—	—
	1/27/2022	1/27/2022		53,996	24,544	—	20.38	1/26/2032	—	—	—	—
	1/27/2022	1/27/2022		—	—	—	—	—	12,272	50,561	—	—
	1/17/2023	1/17/2023		45,762	58,838	—	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023		—	—	—	—	—	29,419	121,206	—	—
	1/17/2023	1/17/2023	(4)	—	—	97,630	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023	(4)	—	—	—	—	—	—	—	48,815	201,118
	1/16/2024	1/16/2024	(5)	—	—	—	—	—	200,000	824,000	—	—
	1/16/2024	1/16/2024	(6)	—	—	—	—	—			141,980	584,958
Donald Bergstrom, M.D., Ph.D.	4/10/2018	4/2/2018	(3)	93,456	—	—	4.12	4/9/2028	—	—	—	—
	4/23/2019	4/23/2019	(3)	98,566	—	—	5.04	4/22/2029	—	—	—	—
	3/2/2020	6/23/2020	(3)	31,682	—	—	5.22	3/1/2030	—	—	—	—
	3/2/2020	12/11/2020	(3)	95,045	—	—	5.22	3/1/2030	—	—	—	—
	3/26/2021	3/26/2021		65,623	4,375	—	34.25	3/25/2031	—	—	—	—
	3/26/2021	3/26/2021		—	—	—	—	—	2,188	9,015	—	—
	1/27/2022	1/27/2022		89,306	40,594	—	20.38	1/26/2032	—	—	—	—
	1/27/2022	1/27/2022		—	—	—	—	—	20,297	83,624	—	—
	1/17/2023	1/17/2023		70,170	90,220	—	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023		—	—	—	—	—	45,110	185,853	—	—
	1/17/2023	1/17/2023	(4)	—	—	160,390	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023	(4)	—	—	—	—	—	—	—	80,195	330,403
	1/16/2024	1/16/2024	(5)	—	—	—	—	—	300,000	1,236,000	—	—
	1/16/2024	1/16/2024	(6)	—	—	—	—	—			180,000	741,600

Name	Grant Date	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that have not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that have not Vested ($)(2)
Brian R. Adams	3/23/2018	3/19/2018	(3)	140,786	—	—	4.12	3/22/2028	—	—	—	—
	4/23/2019	4/23/2019	(3)	49,283	—	—	5.04	4/22/2029	—	—	—	—
	3/2/2020	6/23/2020	(3)	16,897	—	—	5.22	3/1/2030	—	—	—	—
	3/2/2020	12/11/2020	(3)	50,691	—	—	5.22	3/1/2030	—	—	—	—
	3/26/2021	3/26/2021		29,756	1,984	—	34.25	3/25/2031	—	—	—	—
	3/26/2021	3/26/2021		—	—	—	—	—	992	4,087	—	—
	1/27/2022	1/27/2022		53,996	24,544	—	20.38	1/26/2032	—	—	—	—
	1/27/2022	1/27/2022		—	—	—	—	—	12,272	50,561	—	—
	1/17/2023	1/17/2023		42,713	54,917	—	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023		—	—	—	—	—	27,459	113,131	—	—
	1/17/2023	1/17/2023	(4)	—	—	73,220	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023	(4)	—	—	—	—	—	—	—	36,610	150,833
	1/16/2024	1/16/2024	(5)	—	—	—	—	—	200,000	824,000	—	—
	1/16/2024	1/16/2024	(6)	—	—	—	—	—			141,980	584,958
Peter Rahmer	3/27/2020	3/27/2020	(3)	34,444	—	—	5.21	3/26/2030	—	—	—	—
	6/22/2020	6/22/2020	(3)	98,566	—	—	14.06	6/21/2030	—	—	—	—
	3/26/2021	3/26/2021		29,756	1,984	—	34.25	3/25/2031	—	—	—	—
	3/26/2021	3/26/2021		—	—	—	—	—	992	4,087	—	—
	1/27/2022	1/27/2022		53,996	24,544	—	20.38	1/26/2032	—	—	—	—
	1/27/2022	1/27/2022		—	—	—	—	—	12,272	50,561	—	—
	1/17/2023	1/17/2023		42,713	54,917	—	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023		—	—	—	—	—	27,459	113,131	—	—
	1/17/2023	1/17/2023	(4)	—	—	97,630	20.45	1/16/2033	—	—	—	—
	1/17/2023	1/17/2023	(4)	—	—	—	—	—	—	—	48,815	201,118
	1/16/2024	1/16/2024	(5)	—	—	—	—	—	200,000	824,000	—	—
	1/16/2024	1/16/2024	(6)	—	—	—	—	—	—	—	141,980	584,958

(1)
Except as otherwise specified, represents equity awards that vest in 16 equal quarterly installments following the vesting commencement date, subject to the executive officer’s continued employment through each applicable vesting date.
(2)
The market price of our common stock is based on the closing price of our common stock on the Nasdaq Global Market on December 31, 2024, which was $4.12.
(3)
Represents stock option awards that have fully vested.
(4)
Represents performance-based stock option awards and RSUs that vest in twelve equal quarterly installments, with the first installment occurring on April 27, 2023, if our stock price is at least $35.00 per share for at least fifteen consecutive trading days on or prior to January 17, 2026. As of the date of this proxy statement, this performance condition has not been met. Upon achievement of this performance condition, any stock options or RSUs that would have vested through such achievement date had the performance condition been achieved prior to April 27, 2023 will immediately vest. Amounts reported in this table represent target performance, which is maximum performance.
(5)
Represents time-based RSUs that vest as follows: 50% of the shares underlying the RSUs vest on or around the one-year anniversary of the grant date and the remaining 50% vest in 4 equal quarterly installments thereafter, subject to the executive officer's continued employment through each applicable vesting date.
(6)
Represents performance-based RSUs, with the total number of earned RSUs subject to the compensation committee’s determination of the level of achievement of the 2024 Performance Criteria. Following the compensation committee’s determination, earned RSUs vest as follows: 50% of the shares underlying the RSUs vest on the business day following the determination date and the remaining 50% vest in 4 equal quarterly installments thereafter, subject to the executive officer’s continued employment. Amounts reported in this table represent target performance, which is maximum performance. In the first quarter of 2025, the compensation committee determined that performance-based RSUs were earned at 98% of target, and 332,465, 139,141, 176,400, 139,141 and, 139,141 RSUs were earned by Dr. Patel, Mr. Catinazzo, Dr. Bergstrom, Mr. Adams, and Mr. Rahmer, respectively.

Option Exercises and Stock Vested in Fiscal Year 2024

The following table sets forth information concerning option exercises and the vesting of RSU awards for each of our named executive officers during the fiscal year ended December 31, 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sanjiv K. Patel, M.D.	86,706	344,153	—	—
Thomas Catinazzo	—	—	26,861	203,183
Donald Bergstrom, M.D., Ph.D.	—	—	45,037	337,856
Brian R. Adams	—	—	25,990	196,421
Peter Rahmer	—	—	187,808	1,048,392

(1)
The value realized when the stock options were exercised represents (i) the excess of the closing price of a share of our common stock as reported on the Nasdaq Global Market on the date of exercise over the per share exercise price of the stock option multiplied by (ii) the number of option shares exercised.
(2)
The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the closing price of a share of our common stock as reported on the Nasdaq Global Market on the vest date.

Employment, Severance, and Change-in-Control Arrangements

Each of our named executive officers is employed "at will". Each of our named executive officers is also subject to a non-competition, non-solicitation, confidentiality and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as non-competition and non-solicitation of customers, employees and consultants covenants that apply during employment and for one year following termination, subject to the type of termination in the case of the non-competition provision.

We have also agreed to provide certain severance payments and benefits in connection with a change-in-control to our named executive officers as further discussed below. We believe that reasonable and competitive change-in-control payments and benefits are an important part of an executive compensation program to attract and retain senior executives. We also believe such payments and benefits are in the best interests of our stockholders because they incentivize senior executives to continue to strive to achieve stockholder value in connection with change-in-control situations, particularly where the possibility of a change-in-control and the related uncertainty may lead to the departure or distraction of senior executives to the detriment of our company and our stockholders.

Employment Agreement with Sanjiv K Patel, M.D.

Dr. Patel’s employment agreement provides that, while public, the Company will cause Dr. Patel to be nominated for election to our board of directors and to be recommended to our stockholders for election to our board of directors.

In addition, upon (i) a termination of his employment by us for any reason other than for "cause" (as defined in the employment agreement), death or disability or (ii) a resignation for "good reason" (as defined in the employment agreement), in each case outside of the change in control period (i.e., the period beginning 60 days prior to and ending 18 months after, a change in control of the Company (as defined in the employment agreement)), he will be entitled to receive, subject to the execution and delivery of an effective separation agreement and release, (A) an amount equal to the sum of 18 months of his then current base salary and his target bonus opportunity for the then-current year, payable in substantially equal installments over 12 months, (B) the employer portion of the premiums for health insurance benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for up to 18 months, (C) accelerated vesting of all stock options subject to time-based vesting and any other stock-based awards subject to time-based vesting that would have otherwise vested in the 12-month period following such termination of employment, with such accelerated vesting to be effective as of the later (y) of the date of termination of employment and (z) the effective date of the separation agreement and release, such acceleration to include pro rata vesting of that portion of the vesting quarter ending after expiration of the applicable 12-month period, and (D) reimbursement for the reasonable cost of outplacement services during the 12-month period immediately following such termination of employment.

Upon (i) a termination of his employment by us other than for cause, death or disability or (ii) a resignation for good reason, in each case, within the change in control period described above, Dr. Patel will be entitled to receive, subject to the execution and delivery of an effective separation agreement and release, (A) a lump sum payment equal to 1.5x of the sum of his then current base salary and target bonus opportunity for the then-current year, (B) the employer portion of the premiums for health insurance benefits continuation under COBRA for up to 18 months, (C) accelerated vesting of all stock options subject to time-based vesting and any other stock-based awards subject to time-based vesting, as of the later of (y) the date of termination of employment and (z) the effective date of the separation agreement and release, and (D) reimbursement for the reasonable cost of outplacement services during the 12-month period immediately following such termination of employment.

Employment Agreements with Other Named Executive Officers

Each of Mr. Catinazzo, Dr. Bergstrom, Mr. Rahmer and Mr. Adams’ employment agreements provides that upon (i) a termination of his employment by us for any reason other than for "cause", death or disability or (ii) a resignation for "good reason", in each case outside of the change in control period (i.e., the period beginning in anticipation of, and ending 12 months after, a change in control of the Company), he will be entitled to receive, subject to the execution and delivery of an effective separation agreement and release, (A) an amount equal to the sum of 12 months of his base salary and his target bonus opportunity for the then-current year (which amount shall be prorated for the amount of time employed during such year) and payable in substantially equal installments over 12 months following the date of termination of employment and (B) the employer portion of the premiums for health insurance benefits continuation under COBRA for up to 12 months.

Upon (i) a termination of each of their employment by us other than for cause, death or disability or (ii) a resignation for good reason, in each case, within the change in control period described above, each of Mr. Catinazzo, Dr. Bergstrom, Mr. Rahmer and Mr. Adams will be entitled to receive, subject to the execution and delivery of an effective separation agreement and release, (A) a lump sum payment equal to the sum of his then current base salary and target bonus opportunity for the then-current year, (B) the employer portion of the premiums for health insurance benefits continuation under COBRA for up to 12 months and (C) accelerated vesting of all stock options subject to time-based vesting and any other stock-based awards subject to time-based vesting, as of the later of (y) the date of termination of employment and (z) the effective date of the separation agreement and release.

Retention Agreement with Donald Bergstrom, M.D., Ph.D.

In May 2021, we entered into a retention agreement with Dr. Bergstrom. Dr. Bergstrom’s retention agreement provides that he will be eligible to receive a cash retention award of $1,200,000, which was payable in equal installments on each of May 31, 2023 and May 31, 2024, subject to Dr. Bergstrom’s continuous employment through each such date. If Dr. Bergstrom’s employment was terminated without "cause" (as defined in his retention agreement), he would have been entitled to receive any unpaid portions of the retention award on each applicable payment date.

Retention Agreement with Peter Rahmer

In May 2023, we entered into a retention agreement with Mr. Rahmer. Mr. Rahmer’s retention agreement provides that he will be eligible to receive a cash retention award of $600,000, which was payable in equal installments on each of May 31, 2024 and December 31, 2024, subject to Mr. Rahmer’s continuous employment through each such date. If Mr. Rahmer’s employment was terminated without "cause" (as defined in his retention agreement), he would have been entitled to receive any unpaid portions of the retention award on each applicable payment date.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation and benefits payable to each named executive officer under our current employment agreements in various termination and/or change-in-control situations has been estimated in the table below, which assumes that such termination and/or change-in-control occurred on December 31, 2024 and that no non-competition provisions will be enforced following any such termination. The value of the equity vesting acceleration was calculated based on the assumption that the change-in-control and/or executive’s employment termination occurred on December 31, 2024. For purposes of the following table, we have used $4.12 per share, which was the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2024, to estimate the value of our common stock upon acceleration. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares underlying time-based stock options subject to vesting acceleration as of December 31, 2024 by the difference between the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2024 and the exercise price for such unvested stock options. The value of the RSU vesting acceleration was calculated by multiplying the number of unvested time-based RSUs subject to vesting acceleration as of December 31, 2024 by the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2024.

Name	Executive Benefits and Payment upon Termination	Termination by Company without Cause Not in Connection with a Change in Control ($)		Voluntary Resignation for Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause in Connection with a Change in Control ($)		Voluntary Resignation for Good Reason in Connection with a Change in Control ($)
Sanjiv K. Patel, M.D.	Cash severance payments	1,464,509	(1)	1,464,509	(1)	1,464,509	(2)	1,464,509	(2)
	Healthcare continuation	36,841	(3)	36,841	(3)	36,841	(3)	36,841	(3)
	Acceleration of equity award vesting	3,111,180	(4)	3,111,180	(4)	3,140,923	(5)	3,140,923	(5)
	Total	4,612,530		4,612,530		4,642,273		4,642,273
Thomas Catinazzo	Cash severance payments	673,786	(6)	673,786	(6)	673,786	(7)	673,786	(7)
	Healthcare continuation	—		—		—		—
	Acceleration of equity award vesting	—		—		999,854	(5)	999,854	(5)
	Total	673,786		673,786		1,673,640		1,673,640
Donald Bergstrom, M.D., Ph.D.	Cash severance payments	787,894	(6)	787,894	(6)	787,894	(7)	787,894	(7)
	Healthcare continuation	24,561	(8)	24,561	(8)	24,561	(8)	24,561	(8)
	Acceleration of equity award vesting	—		—		1,844,895	(5)	1,844,895	(5)
	Total	812,455		812,455		2,657,350		2,657,350
Brian R. Adams	Cash severance payments	637,560	(6)	637,560	(6)	637,560	(7)	637,560	(7)
	Healthcare continuation	24,506	(8)	24,506	(8)	24,506	(8)	24,506	(8)
	Acceleration of equity award vesting	—		—		991,779	(5)	991,779	(5)
	Total	662,066		662,066		1,653,845		1,653,845
Peter Rahmer	Cash severance payments	637,560	(6)	637,560	(6)	637,560	(7)	637,560	(7)
	Healthcare continuation	24,561	(8)	24,561	(8)	24,561	(8)	24,561	(8)
	Acceleration of equity award vesting	—		—		1,079,765	(5)	1,079,765	(5)
	Total	662,121		662,121		1,741,886		1,741,886

(1)
Represents an amount equal to the sum of 18 months of Dr. Patel’s base salary in effect as of December 31, 2024 and Dr. Patel’s target bonus opportunity for 2024, payable in 12 equal monthly installments.
(2)
Represents a lump sum payment equal to 1.5 times the sum of Dr. Patel’s base salary in effect as of December 31, 2024 and Dr. Patel’s target bonus opportunity for 2024.
(3)
Represents a monthly cash payment for 18 months for continued health insurance benefits under COBRA.
(4)
Represents the acceleration of vesting as to the unvested time-based equity awards held by Dr. Patel for 12 months following December 31, 2024, including pro rata vesting for the vesting quarter ending after December 31, 2025.
(5)
Represents the acceleration of vesting as to 100% of the unvested time-based equity awards held by the named executive officer.
(6)
Represents an amount equal to the sum of 12 months of the named executive officer’s base salary in effect as of December 31, 2024 and the named executive officer’s target bonus opportunity for 2024, payable in 12 equal monthly installments.
(7)
Represents a lump sum payment equal to 1.0 times the sum of the named executive officer’s base salary in effect as of December 31, 2024 and the named executive officer’s target bonus opportunity for 2024.
(8)
Represents a monthly cash payment for 12 months for continued health insurance benefits under COBRA.

Limitation of Liability and Indemnification Agreements

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•
any breach of the director’s duty of loyalty to us or our stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the bylaws provide that:

•
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•
we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Compensation Committee Interlocks and Insider Participation

Douglas S. Ingram, Alexis Borisy and Linda A. Hill, Ph.D. served on the compensation committee in 2024. None of our executive officers currently serves, or in the past fiscal year has served, as a member of our board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or the compensation committee. None of the members of the compensation committee is an officer or employee of our company, and none of the members of the compensation committee was an officer or employee of our company in the past fiscal year.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the compensation committee is not "soliciting material," shall not be deemed "filed" with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

THE COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS OF RELAY THERAPEUTICS, INC.

Douglas S. Ingram, Chairperson
Alexis Borisy Linda A. Hill, Ph.D.

CEO PAY RATIO

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are generally set to be market-competitive. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under applicable SEC rules, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our chief executive officer, or the CEO Pay Ratio. The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

We determined our median compensated employee by using base salary, bonuses, grant date fair value of equity awards granted to employees and matching contributions to our 401(k) plan in 2024 as our consistently applied compensation measure. We applied this measure to our employee population as of December 31, 2024, the last day of our 2024 fiscal year, and annualized base salaries for permanent full-time employees that did not work the full year.

We calculated the median compensated employee’s 2024 annual total compensation using the same methodology that is used to calculate our chief executive officer’s annual total compensation in the table entitled "Summary Compensation Table." The 2024 annual total compensation of our chief executive officer, Dr. Patel, was $13,079,301, the 2024 annual total compensation of our median compensated employee was $298,080, and the ratio of these amounts is 44 to 1. Thus, this pay ratio reflects a reasonable estimate consistent with SEC rules based on the methodology we described above. Because SEC rules for identifying a median compensated employee allow companies to apply certain exclusions, include estimates, and adopt different methodologies that reflect their employee population and compensation practices, the ratio above may not be comparable to the CEO pay ratio reported by other companies.

PAY VERSUS PERFORMANCE

In accordance with the SEC’s disclosure requirements regarding pay versus performance, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last five completed fiscal years. In determining the "compensation actually paid" to our named executive officers, we are required to make various adjustments to amounts that are reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

We make our compensation decisions independently of disclosure requirements. As a general matter, we do not use financial performance measures when setting compensation goals and making compensation decisions for our executive officers, except for certain performance-based equity awards with a specified market condition granted to our named executive officers in 2023. Accordingly, although we did not use any financial performance measures to link executive compensation to our financial performance in 2020, 2021, 2022 or 2024, we have included "stock price" as our "company selected measure" in the table below.

Pay Versus Performance Table

Our chief executive officer is the Principal Executive Officer, or PEO. The following table sets forth information concerning the compensation of our PEO and our non-PEO named executive officers, or non-PEO NEOs, for each of the fiscal years ending December 31, 2020, 2021, 2022, 2023, and 2024 and our financial performance as measured by metrics set forth by the rules of the SEC for each such fiscal year.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (Loss) (in thousands)(5)	Company Stock Price ($)(6)
2024	$13,079,301	$(1,280,423)	$5,085,823	$436,394	$11.75	$97.06	$(337,708)	$4.46
2023	$19,770,838	$5,289,038	$6,271,358	$2,659,332	$31.41	$98.41	$(341,973)	$10.13
2022	$8,121,840	$(5,230,907)	$2,781,134	$777,890	$42.62	$94.87	$(290,509)	$16.32
2021	$8,532,948	$(3,353,876)	$2,255,079	$353,356	$87.62	$106.48	$(363,872)	$29.87
2020	$3,576,319	$62,932,267	$952,647	$10,640,505	$118.57	$107.16	$(52,412)	$47.85

(1)
In each of 2024, 2023, 2022, 2021, and 2020, Dr. Patel was our PEO.
(2)
During each of 2024, 2023 and 2022, our non-PEO NEOs consisted of Mr. Catinazzo, Dr. Bergstrom, Mr. Adams, and Mr. Rahmer. During 2021, our non-PEO NEOs consisted of Mr. Catinazzo, Dr. Bergstrom, Mr. Adams, and Mr. Porter. During 2020, our non-PEO NEOs consisted of Dr. Bergstrom and Mr. Adams.
(3)
Compensation Actually Paid has been calculated in accordance with Item 402(v) of Regulation S-K, reflecting adjustments in the value of equity awards granted and outstanding to each of our PEO and non-PEO NEOs in the applicable year. The following adjustments were made to the amounts reported for our PEO and non-PEO NEOs in the "Total" from the Summary Compensation Table for each year to calculate Compensation Actually Paid. The amounts presented for Compensation Actually Paid do not reflect compensation actually earned, realized, or received by our named executive officers in the applicable year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)(a)	Inclusion of Equity Values for PEO (b)	Compensation Actually Paid to PEO ($)
2024	$13,079,301	$(11,963,485)	$(2,396,239)	$(1,280,423)
2023	$19,770,838	$(18,692,755)	$4,210,955	$5,289,038
2022	$8,121,840	$(7,095,094)	$(6,257,653)	$(5,230,907)
2021	$8,532,948	$(7,516,145)	$(4,370,679)	$(3,353,876)
2020	$3,576,319	$(2,589,131)	$61,945,079	$62,932,267

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)(a)	Average Inclusion of Equity Values for Non-PEO NEOs (b)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	$5,085,823	$(4,088,627)	$(560,802)	$436,394
2023	$6,271,358	$(5,449,691)	$1,837,665	$2,659,332
2022	$2,781,134	$(2,161,101)	$157,857	$777,890
2021	$2,255,079	$(1,624,937)	$(276,786)	$353,356
2020	$952,647	$(333,712)	$10,021,570	$10,640,505
(a)
Amounts in the "Exclusion of Stock Awards and Option Awards" columns represent the grant date fair value of stock option and stock awards granted during the applicable year, calculated in accordance with FASB ASC

Topic 718. These amounts represent the aggregate total amounts reported in the "Stock Awards" and "Option Awards" columns of the Summary Compensation Table for the applicable year.
(b)
Amounts in the "Inclusion of Equity Values" columns are calculated as follows. With respect to 2020, Inclusion of Equity Values for all awards granted prior to the initial public offering in July 2020 that remained unvested as of the initial public offering have been calculated from the last day of the prior fiscal year using a 409A valuation representing the fair value of the awards as of such date in our initial value calculations.

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total Inclusion of Equity Values for PEO ($)
2024	$4,538,633	$(5,357,048)	$-	$(1,577,824)	—	$(2,396,239)
2023	$6,626,642	$(2,239,885)	$908,670	$(1,084,472)	—	$4,210,955
2022	$4,842,198	$(8,801,732)	$1,478,276	$(3,776,395)	—	$(6,257,653)
2021	$5,541,152	$(9,031,828)	$1,398,375	$(2,278,378)	—	$(4,370,679)
2020	$27,572,480	$23,014,951	$996,996	$10,360,652	—	$61,945,079

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	$1,551,118	$(1,556,918)	$-	$(555,002)	—	$(560,802)
2023	$2,252,206	$(456,035)	$253,485	$(211,991)		$1,837,665
2022	$1,394,020	$(1,211,776)	$452,862	$(477,249)	—	$157,857
2021	$1,191,952	$(1,331,151)	$316,362	$(453,949)	—	$(276,786)
2020	$3,553,811	$5,077,567	$128,497	$1,261,695	—	$10,021,570

(4)
The Cumulative Total Shareholder Return, or TSR, represents the cumulative total shareholder return of the Company over the measurement period. The Peer Group TSR utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph included in the 2024 Annual Report as required by Item 201(e) of Regulation S-K. The comparison assumes $100 was invested in our common stock and in the Nasdaq Biotechnology Index for the period starting July 16, 2020, using the closing market price on the first trading day of our common stock, through the end of the listed year, and it assumes reinvestment of dividends, if any. Historical stock performance is not necessarily indicative of, nor is it intended to forecast, future stock price performance.
(5)
The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year.
(6)
As indicated above, performance-based equity awards with a specified market condition were granted to our named executive officers in 2023. The "stock price" included as our "Company Selected Measure" for 2024 reflects the average price of our common stock for the thirty-day period ending December 31, 2024, 2023, 2022, 2021, and 2020. We did not use any financial performance measures to link executive compensation to our financial performance in 2020, 2021, 2022, or 2024.

Tabular List

Item 402(v) of Regulation S-K requires us to identify the most important financial measure that we used to link compensation actually paid to our named executive officers to company performance for the most recently completed fiscal year, or the Company-Selected Measure. As discussed above under "— Primary Elements of Executive Compensation — Long Term Equity Incentive Awards," in 2023, we granted performance-based equity awards to our named executive officers that include a market based vesting condition. As a result, stock price is our Company-Selected Measure solely by virtue of being our only financial measure. While there were no other financial measures considered in determining the compensation paid to our named executive officers in 2020, 2021, 2022, 2023 or 2024, the compensation committee considered other non-financial factors described in "— Compensation Discussion and Analysis — Compensation Objectives and Philosophy."

Description of Relationship Between PEO and non-PEO NEO Compensation Actually Paid and Company TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO and the average of the Compensation Actually Paid to our non-PEO NEOs versus our cumulative TSR over the reporting period commencing with our initial public offering and ending on December 31, 2024.

Description of Relationship Between PEO and non-PEO NEO Compensation Actually Paid and Net Income (Loss)

The following chart provides a graphical representation of the Compensation Actually Paid to our PEO and the average of the Compensation Actually Paid to our non-PEO named executive officers versus net income (loss).

Description of Relationship Between Company TSR and Peer Group TSR

The following chart provides a graphical representation of our cumulative TSR versus the TSR of our industry peer group, the Nasdaq Biotechnology Index. Our cumulative TSR assumes an initial fixed investment of $100 in our common stock on July 16, 2020, using the closing market price on the first trading day of our common stock through December 31, 2024.

Comparison of Cumulative TSR of Relay Therapeutics, Inc. and the Nasdaq Biotechnology Index
(July 16, 2020 = $100)
$140
$120
$100
$80
$60
$40
$20
$0
$100.00
$118.57
$107.16
$106.48
$87.62
$94.87
$42.62
$98.41
$31.41
$97.06
$11.75
7/16/2020
12/31/2020
12/31/2021
12/31/2022
12/31/2023
12/31/2024
Relay Therapeutics
NASDAQ Biotechnology Index (NBI)

DIRECTOR COMPENSATION

The table below shows all compensation earned by or paid to our non-employee directors during the year ended December 31, 2024. Sanjiv K. Patel, M.D., our President and Chief Executive Officer, does not receive any compensation for his services as director and, consequently, is not included in this table. The compensation received by Dr. Patel during 2024 is set forth in the section of this proxy statement captioned "Executive Compensation."

Name	Fees Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Alexis Borisy(3)	92,500	488,636	581,136
Linda A. Hill, Ph.D.(4)	62,500	488,636	551,136
Douglas S. Ingram(5)	60,000	488,636	548,636
Mark Murcko, Ph.D.(6)	60,000	488,636	548,636
Sekar Kathiresan, M.D. (7)	50,000	488,636	538,636
Laura Shawver, Ph.D.(8)	62,500	488,636	551,136
Jami Rubin(9)	70,000	488,636	558,636

(1)
Amounts represent cash compensation for services rendered during 2024 by each member of our board of directors.
(2)
Amounts shown reflect the grant date fair value of stock option awards granted during 2024. The grant date fair value was computed in accordance with FASB ASC Topic 718. These amounts reflect the accounting grant date fair value for the stock options and do not correspond to the actual economic value that may be received by the director upon exercise of the stock options or any sale of any of the underlying shares of common stock. See Note 8 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024 regarding certain assumptions we made in determining the fair value of option awards.
(3)
As of December 31, 2024, Mr. Borisy held 268,119 unexercised options.
(4)
As of December 31, 2024, Dr. Hill held 285,016 unexercised options.
(5)
As of December 31, 2024, Mr. Ingram held 285,016 unexercised options.
(6)
As of December 31, 2024, Dr. Murcko held 261,077 unexercised options.
(7)
As of December 31, 2024, Dr. Kathiresan held 240,161 unexercised options.
(8)
As of December 31, 2024, Dr. Shawver held 246,997 unexercised options.
(9)
As of December 31, 2024, Ms. Rubin held 225,877 unexercised options.

Non-Employee Director Compensation Policy

Under our non-employee director compensation policy, we pay our non-employee directors a cash retainer for service on our board of directors and for service on each committee on which the director is a member. The chairperson of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors. No additional compensation is paid for attending individual meetings of our board of directors or committees thereof.

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred by our non-employee directors in connection with attending our meetings of our board of directors and committees thereof.

Our non-employee director compensation policy was amended effective as of June 1, 2023. As amended in June 2023, the fees paid to non-employee directors for service on our board of directors and for service on each committee of our board of directors on which the director is a member pursuant to the amended non-employee director compensation policy were as follows:

	Member Annual Fee ($)	Chairperson Additional Annual Fee ($)
Board of Directors	45,000	30,000
Audit Committee	10,000	20,000
Compensation Committee	7,500	15,000
Nominating and Corporate Governance Committee	5,000	10,000
Research and Development Committee	7,500	15,000

The additional annual fee set forth above for chairperson service is in addition to the annual fee that each chairperson receives as a member of our board of directors and the respective committee.

In addition, pursuant to the amended policy, each new non-employee director elected to our board of directors will be granted an option to purchase the number of shares of our common stock having a grant date fair value of $977,280 on the date of such director’s election or appointment to our board of directors, which will vest ratably in 36 equal monthly installments following the grant date, subject to the director’s continued service on our board of directors through such vesting date. On the date of each annual meeting of stockholders of our company, each non-employee director will be granted an additional option to purchase the number of shares of our common stock having a grant date fair value of $488,640, which will vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the director’s continued service on our board of directors through such vesting date.

This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A(a)(1) of the Exchange Act enables our stockholders, at least once every three years, to vote, on a non-binding advisory basis, on the compensation of our named executive officers, or a say-on-pay vote, as disclosed in this proxy statement. In addition, we are required under the act to solicit our stockholders, at least once every six years, to vote, on a non-binding advisory basis, on the frequency of such say-on-pay vote, or a say-on-frequency vote. At our 2022 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit a say-on-pay vote every year. Our board of directors is committed to sound corporate governance, and as part of that commitment and consistent with the preference of our stockholders, we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Our next non-binding, advisory say-on-frequency vote will be held before or during 2028.

This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.

As discussed in those disclosures, we believe that the most effective compensation program is one that rewards value creation for stockholders and promotes company performance. Accordingly, we evaluate our executive compensation program with the goal of setting total compensation at levels that align with our total rewards strategy, size, development stage, compensation practices of peer biopharmaceutical companies and the talent market, including the availability of, and demand for, particular skills and expertise. We believe that targeting overall compensation in this manner is necessary and appropriate in order to attract and retain the quality of talent we need to successfully grow our business, achieve our challenging goals, sustain strong performance, and seek to ensure that compensation levels are competitive with those of other companies against which we compete for talent.

Accordingly, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote "FOR" the following resolution:

"RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2025 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

Before you vote, we recommend that you read the "Executive Compensation" section of this proxy statement for additional details on our executive compensation program and philosophy.

This vote is advisory, and therefore not binding on us, our board of directors or the compensation committee. However, our board of directors and compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Unless our board of directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2026 Annual Meeting of Stockholders.

Vote Required and Board of Directors’ Recommendation

To approve this Proposal 2, on a non-binding, advisory basis, a majority of the votes properly cast on the matter must vote "FOR" the proposal. Abstentions and broker non-votes will have no effect on the voting on this Proposal 2.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS RELAY THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2025

Relay Therapeutics’ stockholders are being asked to ratify the appointment by the audit committee of our board of directors of Ernst & Young LLP as Relay Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2025. Ernst & Young LLP has served as Relay Therapeutics’ independent registered public accounting firm since 2017.

The audit committee is solely responsible for selecting Relay Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2025. Stockholder approval is not required to appoint Ernst & Young LLP as Relay Therapeutics’ independent registered public accounting firm. However, our board of directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Relay Therapeutics and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

We incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2024 and 2023.

Fee Category	Fiscal Year 2023 ($)	Fiscal Year 2024 ($)
Audit fees(1)	982,000	1,060,750
Audit-related fees(2)	—	—
Tax fees(3)	—	125,660
All other fees(4)	—	—
Total Fees	982,000	1,186,410

(1)
Audit fees consist of fees for the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and fees related to our financing activities, including comfort letters and consents, as applicable.
(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of audits or reviews of our financial statements and were not reported above under "Audit fees." There were no audit-related fees in fiscal years 2023 and 2024.
(3)
Tax fees consist of fees for tax compliance, advice, and planning. There were no tax fees in fiscal year 2023.
(4)
There were no other fees for fiscal years 2023 and 2024.

Audit Committee Pre-approval Policy and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

During fiscal years 2023 and 2024, no services were provided to us by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Vote Required and Board of Directors’ Recommendation

The vote of a majority of the votes properly cast "FOR" this Proposal 3 is required to ratify the appointment of our independent public accountant. Abstentions and broker non-votes, if any, will have no effect on the outcome of this Proposal 3. If your shares are held by your brokerage firm in "street name" and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your shares on Proposal 3.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RELAY THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by our board of directors to assist our board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Relay Therapeutics’ financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Relay Therapeutics’ independent registered public accounting firm, (3) the performance of Relay Therapeutics’ internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by our board of directors.

Management is responsible for the preparation of Relay Therapeutics’ financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Relay Therapeutics’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Relay Therapeutics for the fiscal year ended December 31, 2024. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements of Relay Therapeutics be included in Relay Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) "soliciting material," (2) "filed" with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF RELAY THERAPEUTICS, INC.

Jami Rubin, Chairperson
Alexis Borisy
Laura Shawver, Ph.D.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Equity compensation plans approved by security holders(1)(2)	22,381,837	(3)	$16.44	(4)	14,262,176
Equity compensation plans not approved by security holders	—		—		—
Total	22,381,837		$16.44		14,262,176

(1)
Includes the following plans: our 2016 Stock Option and Grant Plan, our 2020 Stock Option and Incentive Plan, and our 2020 Employee Stock Purchase Plan.
(2)
As of December 31, 2024, a total of 9,417,226 shares of our common stock have been reserved for issuance pursuant to the 2020 Stock Option and Incentive Plan, which number excludes the 8,387,785 shares that were added to the plan as a result of the automatic annual increase on January 1, 2025. The 2020 Stock Option and Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire, or are otherwise terminated, other than by exercise, under the 2020 Stock Option and Incentive Plan and the 2016 Stock Option and Grant Plan will be added back to the shares of common stock available for issuance under the 2020 Stock Option and Incentive Plan. We no longer make grants under the 2016 Stock Option and Grant Plan. As of December 31, 2024, a total of 4,844,950 shares of our common stock have been reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan, which number excludes the 1,677,557 shares that were added to the plan as a result of the automatic annual increase on January 1, 2025. The 2020 Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by the lesser of (i) 2,185,064 shares of our common stock, (ii) 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or (iii) such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
(3)
Includes (i) 14,570,218 shares of our common stock issuable upon exercise of outstanding stock options, and (ii) 7,811,619 shares of our common stock issuable upon vesting of RSUs.
(4)
Represents the weighted-average exercise price of outstanding stock options. Outstanding RSUs are not included in such weighted average exercise price calculations because RSUs do not have an exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the compensation agreements and other arrangements described under "Executive Compensation" and "Director Compensation" in this proxy statement, since January 1, 2024, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers as described under "Executive Compensation— Employment, Severance and Change-in-Control Arrangements— Limitation of Liability and Indemnification Agreements." These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Related Person Transaction Policy

Our board of directors adopted a written related person transaction policy providing that transactions with our directors, executive officers and holders of five percent or more of our voting securities and their affiliates, each a related person, must be approved by the audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving "related person transactions," which are transactions between us and related persons and in which a related person has or will have a direct or indirect material interest.

Pursuant to this policy, the material facts as to the related person’s relationship or interest in the transaction are disclosed to the audit committee prior to their consideration of such transaction. The audit committee will consider, among other factors that it deems appropriate, whether the transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 8, 2025 by:

•
each of our directors;
•
each of our named executive officers;
•
all of our directors and executive officers as a group; and
•
each person, or group of affiliated persons, who is known by us to beneficially own greater-than-5.0% of our common stock.

The column entitled "Shares Beneficially Owned" is based on a total of 170,488,817 shares of our common stock outstanding as of April 8, 2025.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 8, 2025, and any RSUs that vest within 60 days of April 8, 2025, are considered outstanding and beneficially owned by the person holding the stock options and RSUs for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, MA 02142.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater-than-five percent stockholders:
SVF Pauling (Cayman) Limited(1)	27,904,963	16.37%
Casdin Capital(2)	7,387,943	4.33%
The Vanguard Group(3)	10,650,387	6.25%
BlackRock, Inc.(4)	14,674,262	8.61%
Point72 Asset Management, L.P. (5)	9,694,217	5.69%
Named executive officers and directors:
Sanjiv K. Patel, M.D.(6)	2,925,464	1.69%
Thomas Catinazzo(7)	459,590	*
Donald Bergstrom, M.D., Ph.D.(8)	918,451	*
Peter Rahmer(9)	498,135	*
Brian R. Adams(10)	638,775	*
Alexis Borisy(11)	502,294	*
Linda A. Hill, Ph.D.(12)	285,016	*
Douglas S. Ingram(13)	310,016	*
Mark Murcko, Ph.D.(14)	1,258,029	*
Jami Rubin(15)	293,119	*
Laura Shawver, Ph.D.(16)	286,997	*
Sekar Kathiresan, M.D.(17)	236,167	*
All executive officers and directors as a group (12 persons)(18)	8,612,053	4.87%

* Represents beneficial ownership of less than one percent.

(1)
Information herein is based on the Schedule 13G filed with the SEC on February 16, 2021 by SVF Pauling (Cayman) Limited. Consists of 27,904,963 shares of common stock held by SVF Pauling (Cayman) Limited, a wholly owned subsidiary of SoftBank Vision Fund (AIV M2) L.P., or SVF. SVF GP (Jersey) Limited, or SVF 55 GP, is the general partner of SVF. SB Investment Advisers (UK) Limited, or SBIA UK, has been appointed as alternative investment fund manager, or AIFM, and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. SVF GP and SBIA UK are both wholly owned by SoftBank Group Corp. The address of SVF is 251 Little Falls Drive, Wilmington, Delaware 19808.
(2)
Information herein is based on the Schedule 13G/A filed with the SEC on February 14, 2024 by Casdin Capital, LLC, or Casdin, Casdin Partners Master Fund, L.P., Casdin Partners GP, LLC and Eli Casdin. Casdin is the investment adviser to Casdin Partners Master Fund, LP, and Casdin Partners GP, LLC is the general partner of Casdin Partners Master Fund LP. Eli Casdin is the managing member of Casdin and Casdin Partners GP, LLC. As such, each of the foregoing may be deemed to have or share beneficial ownership of the shares of common stock. The address of each of the entities and persons listed above is 1350 Avenue of the Americas, Suite 2600, New York, NY 10019.
(3)
Information herein is based on the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, or Vanguard. Vanguard is the beneficial owner of 10,650,387 shares of common stock and has the sole power to dispose or direct the disposition of 10,507,410 shares of common stock, shared dispositive power over 142,977 shares of common stock, and shared voting power over 56,413 shares of common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)
Information herein is based on the Schedule 13G/A filed with the SEC on February 5, 2025 by BlackRock, Inc., or BlackRock. BlackRock beneficially owns 14,674,262 shares of common stock, with sole voting power over 13,904,464 shares of common stock and sole dispositive power over 14,674,262 shares of common stock and shared voting and dispositive power over 0 shares of common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(5)
Information herein is based on the Schedule 13G filed with the SEC on March 20, 2025 by Point72 Asset Management, L.P., Point72 Capital Advisors, Inc. and Steven A. Cohen, collectively, Point72. Point72 beneficially owns 9,694,217 shares of common stock, with shared voting and dispositive power over 9,694,217 shares of common stock and sole voting and dispositive power over 0 shares of common stock. Point72 Asset Management, L.P., Point72 Capital Advisors Inc., and Mr. Cohen own directly no shares of common stock. Pursuant to an investment management agreement, Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by Point72 Associates. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management, L.P. Mr. Cohen controls each of Point72 Asset Management and Point72 Capital Advisors Inc. The address of Point72 is 72 Cummings Point Road, Stamford, CT 06902.
(6)
Consists of (i) 335,676 shares of common stock held by Dr. Patel, (ii) 2,452,935 shares subject to options held by Dr. Patel that are vested and exercisable within 60 days of April 8, 2024 and (iii) 136,853 RSUs held by Dr. Patel that vest within 60 days of April 8, 2025. In addition, there are (i) 199,548 shares of common stock held by The Patel Family Irrevocable Trust of 2019 and (ii) 687,355 shares of common stock held by The SSP Irrevocable Trust of 2020 (collectively, the Trusts). Dr. Patel disclaims any beneficial ownership of such shares. However, Dr. Patel may be deemed to be a beneficial owner of the shares that are beneficially owned by the Trusts.
(7)
Consists of (i) 120,213 shares of common stock held by Mr. Catinazzo, (ii) 291,263 shares subject to options held by Mr. Catinazzo that are vested and exercisable within 60 days of April 8, 2025 and (iii) 48,114 RSUs held by Mr. Catinazzo that vest within 60 days of April 8, 2025.
(8)
Consists of (i) 240,321 shares of common stock held by Dr. Bergstrom, (ii) 609,509 shares subject to options held by Dr. Bergstrom that are vested and exercisable within 60 days of April 8, 2025 and (iii) 68,621 RSUs held by Dr. Bergstrom that vest within 60 days of April 8, 2025.
(9)
Consists of (i) 149,572 shares of common stock held by Mr. Rahmer, (ii) 300,666 shares subject to options held by Mr. Rahmer that are vested and exercisable within 60 days of April 8, 2025 and (iii) 47,897 RSUs held by Mr. Rahmer that vest within 60 days of April 8, 2025.
(10)
Consists of (i) 165,565 shares of common stock held by Mr. Adams, (ii) 425,313 shares subject to options held by Mr. Adams that are vested and exercisable within 60 days of April 8, 2025, and (iii) 47,897 RSUs held by Mr. Adams that vest within 60 days of April 8, 2025.
(11)
Consists of (i) 234,175 shares of common stock held by Mr. Borisy and (ii) 268,119 shares subject to options held by Mr. Borisy that are vested and exercisable within 60 days of April 8, 2025.
(12)
Consists of 285,016 shares subject to options held by Dr. Hill that are vested and exercisable within 60 days of April 8, 2025.

(13)
Consists of (i) 25,000 shares of common stock held by Mr. Ingram and (ii) 285,016 shares subject to options held by Mr. Ingram that are vested and exercisable within 60 days of April 8, 2025.
(14)
Consists of (i) 996,952 shares of common stock held by Dr. Murcko and (ii) 261,077 shares subject to options held by Dr. Murcko that are vested and exercisable within 60 days of April 8, 2025.
(15)
Consists of (i) 67,242 shares of common stock jointly held by Ms. Rubin and her spouse and over which Ms. Rubin shares voting and investment power and (ii) 225,877 shares subject to options held by Ms. Rubin that are vested and exercisable within 60 days of April 8, 2025.
(16)
Consists of (i) 40,000 shares of common stock held by Dr. Shawver and (ii) 246,997 shares subject to options held by Dr. Shawver that are vested and exercisable within 60 days of April 8, 2025.
(17)
Consists of 236,167 shares subject to options held by Dr. Kathiresan that are vested and exercisable within 60 days of April 8, 2025.
(18)
See notes 6 through 17 above.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary, telephone: 617-370-8837. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2026 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 24, 2025. However, if the date of the 2026 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2026 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2026 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 3, 2026 and no later than March 5, 2026.

To comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 4, 2026.

Stockholder proposals and the required notice should be addressed to Relay Therapeutics, Inc., 399 Binney Street, 2nd Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

Relay Therapeutics Your vote matters! P.O. BOX 8016, CARY, NC 27512-9903 Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Relay Therapeutics, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 8, 2025 Friday, June 6, 2025 2:00 PM, Eastern Time Annual Meeting to be held live via the internet - please visit www.proxydocs.com/RLAY for more details. Internet: www.proxypush.com/RLAY • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote Phone: 1-866-834-5340 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/RLAY YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 2:00 PM, Eastern Time, June 6, 2025. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Sanjiv K. Patel and Brian R. Adams (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Relay Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Relay Therapeutics, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE 1. To elect the two class II directors to our board of directors, to serve until the 2028 annual meeting of stockholders and until their successor has been duly elected and qualified, or until such director's earlier death, resignation or removal; 1.01 Alexis Borisy 1.02 Mark Murcko, Ph.D. 2. To consider and act upon an advisory vote on the compensation of our named executive officers; 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and 4. To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting. FOR FOR FOR FOR FOR FOR WITHHOLD AGAINST ABSTAIN You must register to attend the meeting online and/or participate at www.proxydocs.com/RLAY Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date.